Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
TELULAR CORPORATION
at
$12.61 Net Per Share
by
ACP TOWER MERGER SUB, INC.
a wholly-owned subsidiary of
ACP TOWER HOLDINGS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON JUNE 7, 2013, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of April 29, 2013 (which we refer to as the "Merger Agreement"), by and among ACP Tower Holdings, LLC, a Delaware limited liability company (which we refer to as "Parent"), ACP Tower Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (which we refer to as "Purchaser"), and Telular Corporation, a Delaware corporation (which we refer to as "Telular"). Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Telular (which we refer to as "Shares") at a price of $12.61 per Share, net to the seller in cash (the "Offer Price"), without interest and less any applicable withholding taxes thereon, upon the terms and subject to the conditions set forth in this offer to purchase (which we refer to as this "Offer to Purchase") and the related letter of transmittal (which we refer to as the "Letter of Transmittal" which, together with this Offer to Purchase, as each may be amended and supplemented from time to time, collectively constitute the "Offer"). Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into Telular (which we refer to as the "Merger"), with Telular continuing as the surviving corporation (which we refer to as the "Surviving Corporation") in the Merger and becoming a wholly-owned subsidiary of Parent. As a result of the Merger, each outstanding Share (other than Shares held by Telular as treasury stock or owned by Parent, Purchaser or any subsidiary of Telular, and other than Shares held by a holder who has properly demanded and perfected appraisal rights in accordance with Section 262 of the Delaware General Corporation Law (which we refer to as the "DGCL")) will be converted into the right to receive an amount equal to the Offer Price, without interest and less any applicable withholding taxes thereon (which we refer to as the "Merger Consideration"), upon the terms and subject to the conditions set forth in the Merger Agreement. Under no circumstances will interest be paid on the Offer Price for any Shares, regardless of any extension of the Offer or any delay in making payment for such Shares.

        On April 28, 2013, the board of directors of Telular (which we refer to as the "Telular Board") unanimously (i) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of Telular and its stockholders that Telular enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein, (iii) declared that the terms of the Offer and the Merger are fair to Telular and its stockholders that are unaffiliated with Parent and (iv) recommended that Telular's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, approve the Merger Agreement.

        The Offer is conditioned upon, among other things, (a) there being validly tendered in the Offer and not validly withdrawn prior to 12:00 midnight, New York City time, at the end of the day on June 7, 2013 (which we refer to as the "Initial Expiration Time") or, in the event the Initial Expiration

Time has been extended, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended, is referred to as the "Expiration Time"), that number of Shares which, together with the Shares beneficially owned by Parent or Purchaser (if any), represents at least two-thirds of the Shares then outstanding (which condition we refer to as the "Minimum Condition"), (b) Parent having received the proceeds contemplated by a debt commitment letter, dated as of April 29, 2013 (as may be amended, modified or replaced (in whole or in part) in accordance with the Merger Agreement), from SunTrust Bank and Sun Trust Robinson Humphrey, Inc. (which we refer to collectively as the "Lenders") (or the receipt of alternative financing from the same or alternative sources on terms and conditions that are, taken as a whole, no less favorable to Parent and Purchaser (in the reasonable judgment of Parent)) (we refer to such debt commitment letter or any such alternative financing as the "Debt Commitment Letter"), or the receipt of an unconditional and irrevocable confirmation in writing to Parent or Purchaser from the Lenders (or alternative financing sources) that the debt financing will be available at the closing of the Offer on the terms and conditions set forth in the Debt Commitment Letter (which condition we refer to as the "Funding Condition"), (c) the Federal Communications Commission (which we refer to as the "FCC") having released public notice of its grant of approval for the transfer of control to Parent of any authorization(s) issued by the FCC to Telular or its subsidiaries (which condition we refer to as the "FCC Condition"), (d) the expiration or termination of any applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the "HSR Act"), relating to the Offer or the Merger and (e) the Merger Agreement not having been terminated in accordance with its terms. The Offer is also subject to other conditions described in Section 15—"Certain Conditions of the Offer."

        A summary of the principal terms of the Offer appears on pages 1 through 9. You should read this entire Offer to Purchase and Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer.

May 10, 2013

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Continental Stock Transfer & Trust Company, in its capacity as depositary for the Offer (which we refer to as the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," in each case prior to the Expiration Time, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

        If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

* * * * *

        Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Morrow & Co., LLC, as information agent for the Offer (which we refer to as the "Information Agent"), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (which we refer to as the "SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

SUMMARY TERM SHEET

        Purchaser, a wholly-owned subsidiary of Parent, is offering to purchase all of the outstanding Shares at a price of $12.61 per Share, net to the seller in cash, without interest and less any applicable withholding taxes thereon, as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, which, together with any amendments or supplements, collectively constitute the Offer. The following are some questions you, as a stockholder of Telular, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Securities Sought	All outstanding shares of common stock, par value $0.01 per share (which we refer to as the "Shares"), of Telular Corporation, a Delaware corporation (which we refer to as "Telular").
Price Offered Per Share	$12.61 per Share, net to the seller in cash (which we refer to as the "Offer Price"), without interest and less any applicable withholding taxes thereon.
Scheduled Expiration of Offer	12:00 midnight, New York City time, at the end of the day on June 7, 2013, unless the Offer (as defined below) is extended or terminated. See Section 1—"Terms of the Offer."
Purchaser

ACP Tower Merger Sub, Inc., a Delaware corporation (which we refer to as "Purchaser") and a wholly-owned subsidiary of ACP Tower Holdings, LLC, a Delaware limited liability company (which we refer to as "Parent").

Telular's Board of Directors Recommendation

The board of directors of Telular (which we refer to as the "Telular Board") has recommended that the stockholders of Telular accept the Offer, tender their Shares in the Offer and, if required by applicable law, approve the Merger Agreement.

Who is offering to buy my Shares?

        ACP Tower Merger Sub, Inc., or Purchaser, a wholly-owned subsidiary of ACP Tower Holdings, LLC, or Parent, is offering to purchase all of the outstanding Shares. Purchaser is a Delaware corporation which was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Telular. Parent is controlled by Avista Capital Partners III, L.P., a Delaware limited partnership, and Avista Capital Partners (Offshore) III, L.P., a Bermuda exempted limited partnership (which we refer to collectively as the "Sponsors"). See the "Introduction" and Section 8—"Certain Information Concerning Parent, Purchaser and Certain Related Parties."

How many Shares are you offering to purchase in the Offer?

        We are making an offer to purchase all of the outstanding Shares, on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the "Introduction" and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Telular. If Parent and Purchaser acquire more than 90% of the outstanding Shares, including through exercise of the Top-Up Option, Purchaser, subject to the satisfaction or waiver of the conditions to the Merger, will complete the Merger through the "short form" procedures available under Section 253 of the Delaware General Corporation Law (which we refer to as the "DGCL") (without a meeting of Telular's stockholders). Parent and Purchaser expect that if the Offer is consummated, there would be enough Shares issuable pursuant to the Top-Up Option to cause Purchaser to own more than 90% of the outstanding Shares and to allow Purchaser to consummate the Merger immediately after the consummation of the Offer. Upon consummation of the Merger, Telular would become a wholly-owned subsidiary of Parent and will no longer be publicly owned.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $12.61 per Share, net to the seller in cash, without interest and less any applicable withholding taxes thereon. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction," Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

Is there an agreement governing the Offer?

        Yes. The Agreement and Plan of Merger, dated as of April 29, 2013 (which we refer to as the "Merger Agreement"), by and among Parent, Purchaser and Telular, provides, among other things, for the terms and conditions of the Offer and the Merger. See Section 11—"The Merger Agreement; Other Agreements" and Section 15—"Certain Conditions of the Offer."

What does the Telular Board recommend?

        On April 28, 2013, the board of directors of Telular (which we refer to as the "Telular Board") unanimously (i) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of Telular and its stockholders that Telular enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein, (iii) declared that the terms of the Offer and the Merger are fair to Telular and its stockholders that are unaffiliated with Parent and (iv) recommended that Telular's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, approve the Merger Agreement.

        A more complete description of the reasons of the Telular Board's approval of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 (which we refer to as the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (which we refer to as the

"SEC") under the United States Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act"), and furnished to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-headings "Background of the Offer" and "Reasons for Recommendation."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other conditions:

  •
  there being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time (as defined below) that number of Shares which, together with the Shares beneficially owned by Parent or Purchaser (if any), represents at least two-thirds of the Shares then outstanding (which condition we refer to as the "Minimum Condition");

  •
  Parent having received the proceeds contemplated by a debt commitment letter, dated as of April 29, 2013 (as may be amended, modified or replaced (in whole or in part) in accordance with the Merger Agreement) from SunTrust Bank and Sun Trust Robinson Humphrey, Inc. (which we refer to collectively as the "Lenders") (or the receipt of alternative financing from the same or alternative sources on terms and conditions that are, taken as a whole, no less favorable to Parent and Purchaser (in the reasonable judgment of Parent)) (we refer to such debt commitment letter or any such alternative financing as the "Debt Commitment Letter"), or the receipt of an unconditional and irrevocable confirmation in writing to Parent or Purchaser from the Lenders (or alternative financing sources) that the debt financing will be available at the closing of the Offer on the terms and conditions set forth in the Debt Commitment Letter (which condition we refer to as the "Funding Condition");

  •
  the Federal Communications Commission (which we refer to as the "FCC") having released public notice of its grant of approval for the transfer of control to Parent of any authorization(s) issued by the FCC to Telular or its subsidiaries (which condition we refer to as the "FCC Condition");

  •
  the expiration or termination of any applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the "HSR Act"), relating to the Offer or the Merger; and

  •
  the Merger Agreement not having been terminated in accordance with its terms.

        In accordance with the position of the staff of the SEC, Purchaser expects to extend the Offer, if necessary, to ensure that at least five business days will remain prior to the Expiration Time following disclosure of the satisfaction or waiver of the Funding Condition, which satisfaction or waiver will be disseminated in a manner reasonably calculated to inform security holders thereof.

        The offer is also subject to other conditions. See Section 15—"Certain Conditions of the Offer."

Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer?

        Yes, we will have sufficient resources available to us. Purchaser estimates that it will need up to approximately $265.5 million to complete the Offer and the Merger, and to pay related fees and expenses, including the repayment of approximately $25.4 million of Telular's existing indebtedness at the closing of the Offer and the Merger. Purchaser has received a commitment from the Lenders to provide Purchaser with a senior secured credit facility in an aggregate amount of $145 million (which we refer to as the "Credit Facilities"), comprised of a $90 million senior secured first lien term loan facility, a $35 million senior secured second lien term loan facility and a $20 million senior secured revolving credit facility. Subject to certain conditions, the Credit Facilities will be available to Purchaser to finance the Offer and the Merger, refinance certain existing indebtedness of Telular, and pay related fees and expenses. In addition, Parent has obtained a $140.5 million equity commitment letter from the Sponsors. Parent will contribute or otherwise advance to Purchaser the proceeds of the equity commitment letter which, together with proceeds from the Credit Facilities, will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses. The equity and debt financing commitments are subject to certain conditions. In the event that we do not receive the proceeds of the debt financing commitments, we will not be obligated to purchase Shares in the Offer. See Section 9—"Source and Amount of Funds."

        As more fully described in Section 15—"Certain Conditions of the Offer," the Offer is conditioned upon the satisfaction or waiver of the Funding Condition. In accordance with the position of the staff of the SEC, Purchaser expects to extend the Offer, if necessary, to ensure that at least five business days will remain prior to the Expiration Time following disclosure of the satisfaction or waiver of the Funding Condition, which satisfaction or waiver will be disseminated in a manner reasonably calculated to inform security holders thereof.

        If the Merger Agreement is terminated in circumstances in which Purchaser fails to consummate the Offer by the Outside Date (as defined below), the Marketing Period (as defined below) has ended and all of the conditions to the Offer (other than the Funding Condition) have been satisfied as of the final Expiration Time, then Parent may be obligated to pay Telular a termination fee of $14.05 million.

Is your financial condition relevant to my decision to tender in the Offer?

        We do not believe that Purchaser's financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger;

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  if Purchaser consummates the Offer, Purchaser will acquire in the Merger all remaining Shares for the same cash price as was paid in the Offer;

  •
  Parent and Purchaser have received equity and debt commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer; and

  •
  the Funding Condition is expected to be satisfied or waived at least five business days prior to the final expiration of the Offer (unless the Offer is earlier terminated).

        See Section 9—"Source and Amount of Funds" and Section 11—"The Merger Agreement; Other Agreements."

How long do I have to decide whether to tender in the Offer?

        You will have until 12:00 midnight, New York City time, at the end of the day on June 7, 2013, to tender your Shares in the Offer, subject to extension of the Offer in accordance with the terms of the Merger Agreement. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank, or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by the Depositary within three Nasdaq (as defined below) trading days. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances can or will the Offer be extended?

        Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the Initial Expiration Time, but in no event will we be required to extend the Offer beyond July 28, 2013, unless the only condition to the Offer not satisfied as of July 28, 2013 is the FCC Condition (and each other condition to the Offer that is not satisfied as a result of the FCC Condition not being satisfied), in which case the Offer may not be extended beyond September 26, 2013 (which we refer to as the "Outside Date").

        Pursuant to the Merger Agreement, we are required to extend the Offer beyond any then-scheduled Expiration Time:

  •
  for any period required by any rule, regulation, interpretation or position of the SEC or the NASDAQ Global Select Market (which we refer to as "Nasdaq") (including, in accordance with the position of the staff of the SEC, any required extension of the Offer to ensure that at least five business days will remain in the Offer following disclosure of the satisfaction or waiver of the Funding Condition); or

  •
  at the request of Telular, if, at the then-scheduled Expiration Time of the Offer, any of the conditions to the Offer (other than the conditions described in the second, third or fourth bullets of Section 15—"Certain Conditions of the Offer") are not satisfied or waived.

        Pursuant to the Merger Agreement, we may, in our sole discretion, without the consent of Telular, extend the Offer beyond any then-scheduled Expiration Time:

  •
  if any of the conditions to the Offer are not satisfied or waived, until such time as such condition or conditions are satisfied or waived; or

  •
  if the Marketing Period (as defined below) has not ended (or will not end) prior to the then-scheduled Expiration Time, from time to time until the first business day immediately following the final day of the Marketing Period (or such earlier date specified by us to Telular upon two business days prior written notice).

        Pursuant to the Merger Agreement, we may also, in our sole discretion, without the consent of Telular, extend the Offer from time to time, on one or more occasions, if we have waived the Funding Condition, all conditions to the Offer (other than the Minimum Condition) have been satisfied or waived and we have not actually received the proceeds contemplated by the Debt Commitment Letter. See Section 11—"The Merger Agreement; Other Agreements" for more details on the Marketing Period.

        Each extension of the Offer (other than extensions at the request of Telular) will, subject to applicable law, not exceed the lesser of ten business days and such fewer number of days that we reasonably believe are necessary to cause the conditions to the Offer to be satisfied (unless otherwise agreed to in writing by Telular and Parent). Each extension of the Offer at the request of Telular will, subject to applicable law, be five business days (unless otherwise agreed to in writing by Telular and Parent). In no event will we be required to extend the Offer or the Expiration Time beyond the Outside Date.

        If we extend the time period of this Offer, this extension will extend the time that you will have to tender your Shares. See Section 1—"Terms of the Offer" for more details on our ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day of the scheduled Expiration Time. See Section 1—"Terms of the Offer."

How do I tender my Shares?

        To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary not later than the time the Offer expires. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), your Shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three Nasdaq trading days. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless they have been accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 9, 2013, which is the 60th day after the date of the commencement of the Offer. If you tendered your Shares by giving instructions to a broker or other nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such written notice, with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker or other nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

What does the Telular Board recommend?

        On April 28, 2013, the Telular Board unanimously (i) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of Telular and its stockholders that Telular enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein, (iii) declared that the terms of the Offer and the Merger are fair to Telular and its stockholders that are unaffiliated with Parent and (iv) recommended that Telular's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, approve the Merger Agreement. See the "Introduction" and Section 12—"Purpose of the Offer; Plans for Telular" and the Schedule 14D-9.

Upon the successful consummation of the Offer, will Telular continue as a public company?

        No. If Parent and Purchaser acquire more than 90% of the outstanding Shares, including through exercise of the Top-Up Option, Purchaser, subject to the satisfaction or waiver of the conditions to the Merger, will complete the Merger through the "short form" procedures available under Section 253 of the DGCL (without a meeting of Telular's stockholders). Parent and Purchaser expect that if the Offer is consummated, there would be enough Shares issuable pursuant to the Top-Up Option to cause Purchaser to own more than 90% of the outstanding Shares and to allow Purchaser to consummate the Merger immediately after the consummation of the Offer. Upon consummation of the Merger, Telular would become a wholly-owned subsidiary of Parent and will no longer be publicly owned. Even if for some reason the Merger does not take place but we purchase all of the tendered Shares, then there may be so few remaining stockholders and publicly held Shares that Telular common stock will no longer be eligible to be traded on Nasdaq or any other securities exchange, there may not be a public trading market for the common stock of Telular, and Telular may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See Section 13—"Certain Effects of the Offer."

If I object to the price being offered, will I have appraisal rights?

        Not in the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements under Delaware law will have appraisal rights. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under Delaware law, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. This value may be more or less than the price that we are offering to pay you for your Shares in the Offer. See Section 12—"Purpose of the Offer; Plans for Telular."

If I decide not to tender, how will the Offer affect my Shares?

        If the Merger is consummated, then stockholders not tendering their Shares in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer, subject to any appraisal rights properly exercised under Delaware law. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you may be paid earlier if you tender your Shares and that no appraisal rights will be available. If the Merger does not take place, however, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described above, Telular may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See the "Introduction" and Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On April 26, 2013, the last trading day before we announced the Offer, the last sale price of the common stock of Telular reported on Nasdaq was $9.63 per Share. On May 9, 2013, the last trading day before we commenced the Offer, the last sale price of the Shares reported on Nasdaq was $12.79 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer described in Section 15 are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $12.61 in cash, without interest and less any applicable withholding taxes thereon, promptly following such acceptance of Shares. See Section 1—"Terms of the Offer," Section 2—"Acceptance for Payment and Payment for Shares" and Section 15—"Certain Conditions of the Offer."

What is the Top-Up Option and when could it be exercised?

        Telular has granted to Purchaser an irrevocable option (which we refer to as the "Top-Up Option"), exercisable immediately following consummation of the Offer, to purchase from Telular at least that number of Shares that, when added to the Shares already owned by Parent and its subsidiaries at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the Shares outstanding immediately after the issuance of the Shares pursuant to the Top-Up Option on a fully diluted basis (which assumes conversion or exercise of all derivative securities convertible or exercisable into Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof). If Parent and Purchaser acquire more than 90% of the outstanding Shares, including through exercise of the Top-Up Option, Purchaser, subject to the satisfaction or waiver of the conditions to the Merger, will complete the Merger through the "short form" procedures available under Section 253 of the DGCL (without a meeting of Telular's stockholders). Parent and Purchaser expect that if the Offer is consummated, there would be enough Shares issuable pursuant to the Top-Up Option to cause Purchaser to own more than 90% of the outstanding Shares and to allow Purchaser to consummate the Merger immediately after the consummation of the Offer. See Section 11—"The Merger Agreement; Other Agreements" and Section 12—"Purpose of the Offer; Plans for Telular."

What will happen to my stock options in the Offer?

        The Offer is made only for Shares and is not made for any stock options to purchase Shares, including options that were granted under any Telular stock plan (which we refer to as "Options"). Pursuant to the Merger Agreement, each Option outstanding immediately prior to the effective time of the Merger that has an exercise price that is less than the Offer Price, whether or not exercisable or vested, will be converted into the right to receive an amount in cash determined by multiplying (i) the excess of the Offer Price, without interest and less any applicable withholding taxes thereon, over the exercise price of such Option by (ii) the number of Shares subject to such Option, which will be paid through Telular's payroll (to the extent applicable) promptly after the effective time of the Merger (but in no event later than three business days after the effective time of the Merger). See Section 11—"The Merger Agreement; Other Agreements."

What will happen to my restricted stock units in the Offer?

        The Offer is made only for Shares and is not made for any restricted stock units. Pursuant to the Merger Agreement, Telular is required to use reasonable best efforts to as promptly as practicable take or cause to be taken all such actions necessary or appropriate in its good faith determination, or as reasonably requested by Parent, so that each restricted stock unit with respect to Shares that is granted under a Telular stock plan (each, an "RSU") that is outstanding immediately prior to the effective time of the Merger, whether earned or unearned, vested or unvested, will be canceled and converted into the right to receive (i) an amount in cash equal to (A) the number of Shares subject to such RSU immediately prior to the effective time of the Merger (which for unearned, performance-based RSUs will be equal to the target number of Shares subject to each such award of performance-based RSUs) multiplied by (B) the Offer Price, without interest and less any applicable withholding taxes thereon, which will be paid through Telular's payroll (to the extent applicable) promptly after the effective time of the Merger (but in no event later than three business days after the effective time of the Merger). See Section 11—"The Merger Agreement; Other Agreements."

What are the United States federal income tax consequences of the Offer and the Merger?

        The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in the Shares you tender and the amount of cash you receive for those Shares. If you are a United States Holder (as defined below) and you hold your Shares as a capital asset, the gain or loss that you recognize will generally be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares. See Section 5—"Certain United States Federal Income Tax Consequences" for a discussion of United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

Who should I talk to if I have additional questions about the Offer?

        You may call Morrow & Co., LLC, as information agent for the Offer (which we refer to as the "Information Agent"), toll-free at (800) 607-0088. Banks and brokers may call collect at (203) 658-9400.

INTRODUCTION

        ACP Tower Merger Sub, Inc., a Delaware corporation (which we refer to as "Purchaser") and a wholly-owned subsidiary of ACP Tower Holdings, LLC, a Delaware limited liability company (which we refer to as "Parent"), controlled by Avista Capital Partners III, L.P., a Delaware limited partnership, and Avista Capital Partners (Offshore) III, L.P., a Bermuda exempted limited partnership (which we refer to collectively as the "Sponsors"), hereby offers to purchase for cash all outstanding shares of common stock, par value $0.01 per share (which we refer to as "Shares"), of Telular Corporation, a Delaware corporation (which we refer to as "Telular"), at a price of $12.61 per Share, net to the seller in cash (which we refer to as the "Offer Price"), without interest and less any applicable withholding taxes thereon, upon the terms and subject to the conditions set forth in this offer to purchase (which we refer to as this "Offer to Purchase") and in the related letter of transmittal (which we refer to as the "Letter of Transmittal") (which, together with this Offer to Purchase, any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Offer and the withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on June 7, 2013 (which we refer to as the "Initial Expiration Time"), unless the Initial Expiration Time is extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended, is referred to as the "Expiration Time") or terminated in accordance with the terms of the Merger Agreement (as defined below).

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of April 29, 2013 (which we refer to as the "Merger Agreement"), by and among Parent, Purchaser and Telular. The Merger Agreement provides that Purchaser will be merged with and into Telular (which we refer to as the "Merger"), with Telular continuing as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Parent (which we refer to as the "Surviving Corporation"). Pursuant to the Merger Agreement, at the effective time of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by Telular as treasury stock or owned by Purchaser, Parent or any subsidiary of Telular, and other than Shares held by a holder who has properly demanded and perfected appraisal rights in accordance with Section 262 of the Delaware General Corporation Law (which we refer to as the "DGCL")) will be converted into the right to receive an amount equal to the Offer Price, without interest and less any applicable withholding taxes thereon (which we refer to as the "Merger Consideration"), upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger Agreement is more fully described in Section 11—"The Merger Agreement; Other Agreements," which also contains a discussion of the treatment of options, restricted stock and other equity securities of Telular.

        Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of Continental Stock Transfer & Trust Company, as depositary for the Offer (which we refer to as the "Depositary") and Morrow & Co., LLC, as information agent for the Offer (which we refer to as the "Information Agent"), incurred in connection with the Offer. See Section 17—"Fees and Expenses."

        On April 28, 2013, the board of directors of Telular (which we refer to as the "Telular Board") unanimously (i) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of Telular and its stockholders that Telular enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein, (iii) declared that the terms of the Offer and the Merger are fair to Telular and its stockholders that are unaffiliated with Parent and (iv) recommended that Telular's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, approve the Merger Agreement.

        A more complete description of the reasons of the Telular Board's approval of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 (which we refer to as the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (which we refer to as the "SEC") under the United States Securities Exchange Act of 1934, as amended (which we refer to as the "Exchange Act") and furnished to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-headings "Background of the Offer" and "Reasons for Recommendation."

        The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other conditions: (i) there being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time that number of Shares which, together with the Shares beneficially owned by Parent or Purchaser (if any), represents at least two-thirds of the Shares then outstanding (which condition we refer to as the "Minimum Condition"), (ii) Parent having received the proceeds contemplated by a debt commitment letter, dated as of April 29, 2013 (as may be amended, modified or replaced (in whole or in part) in accordance with the Merger Agreement) from SunTrust Bank and Sun Trust Robinson Humphrey, Inc. (which we refer to collectively as the "Lenders") (or the receipt of alternative financing from the same or alternative sources on terms and conditions that are, taken as a whole, no less favorable to Parent and Purchaser (in the reasonable judgment of Parent)) (we refer to such debt commitment letter or any such alternative financing as the "Debt Commitment Letter"), or the receipt of an unconditional and irrevocable confirmation in writing to Parent or Purchaser from the Lenders (or alternative financing sources) that the debt financing will be available at the closing of the Offer on the terms and conditions set forth in the Debt Commitment Letter (which condition we refer to as the "Funding Condition"), (iii) the Federal Communications Commission (which we refer to as the "FCC") having released public notice of its grant of approval for the transfer of control to Parent of any authorization(s) issued by the FCC to Telular or its subsidiaries (which condition we refer to as the "FCC Condition"), (iv) the expiration or termination of any applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the "HSR Act"), relating to the Offer or the Merger and (v) the Merger Agreement not having been terminated in accordance with its terms. See Section 15—"Certain Conditions of the Offer."

        Telular has advised Parent that, as of April 28, 2013, there were (i) an aggregate of 17,323,991 Shares issued and outstanding, (ii) an aggregate of 1,378,602 Shares subject to outstanding stock option grants, (iii) an aggregate of 568,342 Shares subject to other outstanding restricted stock units, (iv) an aggregate of 4,577,163 Shares held by Telular as treasury shares and (v) no shares of Telular's preferred stock issued or outstanding. As of the date of this Offer to Purchase, none of Parent, Purchaser, or any person listed on Schedule I beneficially owns any Shares. Assuming that no stock options, restricted stock units or other equity awards are exercised or otherwise converted into Shares, and that otherwise no Shares are issued after April 28, 2013, the Minimum Condition would be satisfied if at least 11,549,328 Shares are validly tendered and not validly withdrawn prior to the Expiration Time.

        The Merger is subject to the satisfaction or waiver of certain conditions. This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies at this time. If Parent and Purchaser acquire more than 90% of the outstanding Shares, including through exercise of the Top-Up Option, Purchaser, subject to the satisfaction or waiver of the conditions to the Merger, will complete the Merger through the "short form" procedures available under Section 253 of the DGCL (without a meeting of Telular's stockholders). Parent and Purchaser expect that if the Offer is consummated, there would be enough Shares issuable pursuant to the Top-Up Option to cause

Purchaser to own more than 90% of the outstanding Shares and to allow Purchaser to consummate the Merger immediately after the consummation of the Offer. See Section 11—"The Merger Agreement; Other Agreements."

        Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—"Certain United States Federal Income Tax Consequences."

        This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.  Terms of the Offer.

        Pursuant to, and on the terms and subject to the conditions of, the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn promptly after the Expiration Time. See Section 4—"Withdrawal Rights."

        The Offer is conditioned upon the satisfaction of the Minimum Condition, the Funding Condition, the FCC Condition and the other conditions described in Section 15—"Certain Conditions of the Offer."

        Subject to the provisions of the Merger Agreement and applicable law, we expressly reserve the right (in our sole discretion) to waive, in whole or in part, any condition to the Offer (other than the Minimum Condition), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, in each case, by giving oral or written notice thereof to the Depositary and by making a public announcement thereof; provided, however, that unless previously approved in writing by Telular, we will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) add to the conditions to the Offer or modify or change any condition to the Offer in a manner adverse in any material respect to any stockholders of Telular, (v) except as otherwise provided in the Merger Agreement and as described in this Offer to Purchase, terminate, extend or otherwise change the Expiration Time, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any stockholders of Telular.

        We have agreed that we will extend the Offer (i) for any period required by any rule, regulation, interpretation or position of the SEC or the NASDAQ Global Select Market (which we refer to as "Nasdaq") (including, in accordance with the position of the staff of the SEC, any required extension of the Offer to ensure that at least five business days will remain in the Offer following disclosure of the satisfaction or waiver of the Funding Condition) or (ii) at the request of Telular, if, at the then-scheduled Expiration Time of the Offer, any of the conditions to the Offer (other than the conditions described in the second, third or fourth bullets of Section 15—"Certain Conditions of the Offer") are not satisfied or waived. We may also extend the Offer in certain circumstances without Telular's consent, as further described in Section 11—"The Merger Agreement; Other Agreements."

        If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum of ten business days generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Expiration Time, Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day, but in no event later than the Outside Date.

        If, on or before the Expiration Time, we increase the Offer Price, such increased Offer Price will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in the Offer Price.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, "business day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

        Telular has provided Purchaser with Telular's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Telular's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn pursuant to the Offer promptly after the Expiration Time. Subject to the Merger Agreement and in compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals. Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to promptly pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (which we refer to as the "Share Certificates") or confirmation (which we refer to as a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (which we refer to as the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer hereof, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Under no circumstances will interest on the Offer Price for Shares be paid to any Telular stockholder, regardless of any extension of the Offer or delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

        If, prior to the Expiration Time, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3.  Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a Telular stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized "Medallion Program" approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each, what we refer to as an "Eligible Institution" and collectively what we refer to as "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a Telular stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  i.
  such tender is made by or through an Eligible Institution;

  ii.
  a properly completed and duly executed "Notice of Guaranteed Delivery," substantially in the form made available by Purchaser, is received prior to the Expiration Time by the Depositary as provided below; and

  iii.
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility. Pursuant to the Merger Agreement, Shares delivered by a Notice of Guaranteed Delivery will be deemed not to be validly tendered (and, as a result, among other things, not count toward the satisfaction of the Minimum Condition) unless and until the Shares underlying such Notice of Guaranteed Delivery are delivered to Purchaser or the Depositary (unless otherwise mutually agreed to by Telular and Parent). It is therefore preferable for Shares to be tendered by the other methods described herein.

        The method of delivery of Share Certificates, the Letter of Transmittal, and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its reasonable discretion; however, Telular stockholders may challenge Purchaser's interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Appointment.    By executing the Letter of Transmittal (or delivering an Agent's Message) as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Telular's stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of Telular's stockholders.

        Backup Withholding.    Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service (which we refer to as the "IRS") a portion (currently, 28%) of the amount of any payments made by Purchaser pursuant to the Offer. In order to prevent backup withholding from being imposed on the payment to certain stockholders of the Offer Price of Shares purchased pursuant to the Offer, each such United States Holder (as defined below) must provide the Depositary with such stockholder's correct taxpayer identification number (which we refer to as "TIN") and certify that such stockholder is not subject to backup withholding by completing IRS Form W-9 included in the Letter of Transmittal or otherwise establish a valid exemption from backup withholding to the satisfaction of the Depositary. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All United States Holders (as defined below) surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are exempt from backup withholding and payments to such persons will not be subject to backup withholding provided that a valid exemption is established to the satisfaction of the Depositary. Each tendering non-United States Holder (as defined below) must submit an appropriate properly completed IRS Form W-8 (a copy of which may be obtained from the Depositary) certifying, under penalties of perjury, to such non-United States Holder's foreign status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal.

4.  Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless they have been accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 9, 2013, which is the 60th day after the date of the commencement of the Offer.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Time by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion; however, Telular stockholders may challenge Purchaser's interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) in a court of competent jurisdiction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  Certain United States Federal Income Tax Consequences.

        The following is a summary of the material United States federal income tax consequences to a beneficial owner of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of his, her or its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction or under any applicable tax treaty and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (which we refer to as the "Code") (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

  •
  a bank or other financial institution;

  •
  a tax-exempt organization;

  •
  a retirement plan or other tax-deferred account;

  •
  a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

  •
  an insurance company;

  •
  a mutual fund;

  •
  a real estate investment trust;

  •
  a dealer or broker in stocks and securities, currencies or notional principal contracts;

  •
  a trader in securities that elects mark-to-market treatment;

  •
  a holder of Shares subject to the alternative minimum tax provisions of the Code;

  •
  a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

  •
  a holder of Shares that has a functional currency other than the United States dollar;

  •
  a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

  •
  a United States expatriate or entity subject to the United States anti-inversion rules;

  •
  any holder of Shares that entered into a Support Agreement as part of the transactions described in this Offer to Purchase; or

  •
  any holder of Shares that beneficially owns, or at some time during the 5-year period ending on the date of the exchange has beneficially owned, more than 5% of the total fair market value of such Shares (whether such ownership is actual or constructive).

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partnership, or a partner in a partnership holding Shares, you should consult your own tax advisor regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

        This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The discussion set out herein is intended only as a summary of the material United States federal income tax consequences to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including United States federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

  United States Holders.

        The following discussion applies if you are a United States Holder. The term "United States Holder" means a beneficial owner of Shares that is, for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a "United States Person" under applicable Treasury regulations.

  Payments with Respect to Shares.

        The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. A United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Shares exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder's holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses. You should consult your own tax advisor regarding the deductibility of capital losses in your particular circumstances.

        Legislation enacted in 2010 imposes an additional 3.8% tax on the "net investment income" (or undistributed "net investment income," in the case of a trust or estate) of certain United States Holders that are individuals, trusts or estates and that have modified adjusted gross income (or adjusted gross income, in the case of a trust or estate) above a certain threshold (which in the case of an individual is between $125,000 and $250,000, depending on the individual's circumstances), for taxable years beginning on or after January 1, 2013. A United States Holder's "net investment income" generally includes, among other things, capital gain from the disposition of Shares, subject to certain exceptions. If you are a United States Holder that is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of this tax to your sale of Shares pursuant to the Offer.

  Backup Withholding Tax.

        Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 28%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax in a manner satisfactory to the Depositary. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

  Non-United States Holders.

        The following applies if you are a non-United States Holder. The term "non-United States Holder" means a beneficial owner of Shares that is:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  a foreign estate or trust

        The discussion assumes that no item of income, gain, deduction or loss derived by you in respect of your Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States Holders, such as:

  •
  certain former citizens or residents of the United States;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  corporations that accumulate earnings to avoid United States federal income tax;

  •
  investors in pass-through entities that are subject to special treatment under the Code; and

  •
  non-United States Holders that are engaged in the conduct of a United States trade or business.

  Payments with Respect to Shares.

        Payments made to a non-United States Holder with respect to Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from United States federal income tax. However, if the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year.

  Backup Withholding Tax.

        A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger, unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary.

        Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

        The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders Shares. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of tendering their Shares for cash pursuant to the Offer or exchanging their Shares for cash in the Merger under any federal, state, foreign, local or other tax laws.

6.  Price Range of Shares; Dividends.

        The Shares are listed on Nasdaq under the symbol "WRLS." The Shares have been listed on Nasdaq since January 27, 1994.

        The following table sets forth for the indicated periods the high and low sales prices per Share as reported on Nasdaq.

	High	Low
Year Ended September 30, 2013:
Third Quarter (through May 9, 2013)	$13.01	$9.40
Second Quarter	$11.50	$9.58
First Quarter	$11.36	$9.00
Year Ended September 30, 2012:
Fourth Quarter	$10.05	$8.48
Third Quarter	$9.37	$7.05
Second Quarter	$9.10	$7.35
First Quarter	$7.93	$5.40
Year Ended September 30, 2011:
Fourth Quarter	$6.75	$5.51
Third Quarter	$7.67	$5.69
Second Quarter	$8.90	$6.40
First Quarter	$7.19	$3.00

        On April 26, 2013, the last trading day before the public announcement that Parent, Purchaser and Telular had entered into the Merger Agreement, the closing market price of the Shares reported on Nasdaq was $9.63 per share; therefore, the Offer Price of $12.61 per Share represents a premium of approximately 31% over such price. On May 9, 2013, the last trading day prior to the original printing of this Offer to Purchase, the closing market price of the Shares reported on Nasdaq was $12.79 per share.

        Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

        During each of the first two quarters of fiscal 2013, Telular paid a quarterly cash dividend of $0.12 per Share. During each quarter of fiscal 2012, Telular paid a quarterly cash dividend of $0.11 per Share. During each quarter of fiscal 2011, Telular paid a quarterly cash dividend of $0.10 per Share, except for the first quarter of fiscal 2011, during which quarter Telular paid a special cash dividend of $1.10 per share. Under the terms of the Merger Agreement, Telular is not permitted to declare or pay dividends in respect of Shares unless approved in advance by Parent in writing.

7.  Certain Information Concerning Telular.

        Except as specifically set forth herein, the information concerning Telular contained in this Offer to Purchase has been taken from or is based upon information furnished by Telular or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Telular's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue.

        General.    Telular develops products and services that utilize wireless networks to provide data connectivity among people and machines. Telular's software-as-a-service offerings are created through Telular's competence in developing complex software systems and wireless electronics that utilize the data transport capabilities of today's commercial wireless networks. To enable these services, Telular utilizes both cellular and satellite wireless services.

        Telular was established in 1986 when it acquired the intellectual property rights for its wireless terminal technology. Today, it creates solutions based on the development of multi-faceted software systems that work with specialized wireless terminals to provide integrated event monitoring and reporting services for machine-to-machine (which we refer to as "M2M") applications. M2M applications typically involve outfitting equipment with sensors and remotely reading those sensors to monitor or control such equipment in areas such as supply chain management, security monitoring, vehicle tracking and many other commercial and industrial situations. Telular's substantial experience with wireless networking evolved from its original focus on developing fixed wireless products for use in North America and in developing countries around the world.

        Available Information.    Telular is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Telular's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Telular's securities, any material interests of such persons in transactions with Telular, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Telular's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at 100 F Street N.E., Washington, D.C. 20549. The SEC also maintains electronic reading rooms on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. Telular also maintains a website at http://www.telular.com. The information contained in, accessible from or connected to Telular's website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Telular's filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

  Financial Projections.

        Telular's management prepared and provided to Parent and Purchaser on March 12, 2013 certain projected financial information through 2015 (which were then updated to reflect projected financial information through 2018 and made available to Parent and Purchaser on March 25, 2013). The Projections (as defined below) are being provided in this document only because Telular made them available to us. Telular does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year given the unpredictability of underlying assumptions and estimates. However, Telular provided to Parent and Purchaser, in connection with their due diligence review, certain prospective financial information concerning Telular's future financial condition and performance that had been prepared by Telular's management in connection with its annual internal budget planning process conducted in the months leading up to Telular's strategic review of alternatives, a summary of which projections (the "Projections") are included below.

        The prospective financial information was prepared by, and is the responsibility of, Telular's management. The prospective financial information was not prepared with a view toward public disclosure and, accordingly, does not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles (GAAP). Telular's independent registered public accounting firm has not audited, compiled or performed any procedures with respect to the prospective financial information and does not express an opinion or any form of assurance related thereto.

        The summary of the prospective financial information is not being included in this Offer to Purchase to influence a stockholder's decision whether to tender Shares in the Offer, but is being included because the prospective financial information was provided to Parent and Purchaser.

        The prospective financial information, while presented with numerical specificity, necessarily was based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Telular's management. Since the prospective financial information covers multiple years, by its nature, it becomes subject to greater uncertainty with each successive year. The assumptions upon which the prospective financial information was based necessarily involve judgments with respect to, among other things, future economic, competitive and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond Telular's control. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. In addition, the prospective financial information might be affected by Telular's ability to achieve strategic goals, objectives and targets over the applicable periods.

        Accordingly, there can be no assurance that the prospective financial information will be realized, and actual results may vary materially from those shown. The inclusion of the prospective financial information below should not be regarded as an indication that Telular, Parent, Purchaser, the Sponsors or any of their affiliates, advisors, officers, directors or representatives considered or consider the prospective financial information to be predictive of actual future events or events which have occurred since the date of such forecasts, and the prospective financial information should not be relied upon as such. None of Telular, Parent, Purchaser, the Sponsors or any of their affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ materially from the prospective financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing after the date the prospective financial information were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error. None of Parent, Purchaser or the Sponsors intend to make publicly available any update or other revision to the prospective financial information, except as otherwise required by law. None of Telular, Parent, Purchaser, the Sponsors or any of their affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder of Telular or other person regarding the ultimate performance of Telular compared to the information contained in the prospective financial information or that the prospective financial information will necessarily be achieved. Telular has made no representation to Parent, Purchaser or their affiliates, in the Merger Agreement or otherwise, concerning the prospective financial information (except to the extent expressly set forth in the Merger Agreement).

        In light of the foregoing factors and the uncertainties inherent in the prospective financial information, stockholders are cautioned not to place undue, if any, reliance on the prospective financial information.

        The ultimate achievability of the Projections is also subject to numerous risks and uncertainties including, but not limited to, the risks and uncertainties described in Telular's Annual Report on Form 10-K for the fiscal year ended September 30, 2012, and subsequent filings made with the SEC.

        The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement or the announcement thereof. Furthermore, the Projections do not take into account the effect of any failure of the transactions described in the Merger Agreement to occur and should not be viewed as accurate or continuing in that context.

        Certain of the Projections, including Adjusted EBITDA, may be considered non-GAAP financial measures. Telular has chosen to use this performance measure to enable investors to perform additional analyses of past, present and future operating performance and as a supplemental means of evaluating Telular's operations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Telular may not be comparable to similarly titled amounts used by other companies.

        The following is a summary of the Projections (dollars in thousands and rounded to the nearest thousand):

	2013	2014	2015	2016	2017	2018
Total Revenue	$102,144	$116,445	$131,417	$145,500	$159,902	$174,786
Gross Margin	$54,160	$63,660	$70,776	$78,044	$85,351	$92,872
Total Operating Expenses	$39,334	$41,341	$41,912	$42,552	$42,529	$44,572
Net Income	$8,941	$13,010	$17,046	$21,139	$25,675	$28,980
Adjusted EBITDA (non-GAAP)(1)(2)	$24,571	$32,275	$37,306	$42,282	$46,624	$51,626

(1)
Telular defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation and amortization, as adjusted to exclude non-cash compensation, depreciation and amortization, net interest expense, income tax provision.

(2)
The following is a reconciliation of Adjusted EBITDA to Net Income (dollars in thousands and rounded to the nearest thousand):

	2013	2014	2015	2016	2017	2018
Net Income	$8,941	$13,010	$17,046	$21,139	$25,675	$28,980
Adjustments:
Income Taxes	$5,094	$8,674	$11,364	$14,093	$17,117	$19,320
Interest Expense, Net	$787	$635	$454	$261	$30	$—
Depreciation	$1,553	$1,504	$1,654	$1,624	$1,611	$1,614
Amortization	$6,282	$7,276	$5,494	$3,750	$635	$—
Non-Cash Compensation	$1,913	$1,176	$1,294	$1,414	$1,556	$1,711
Adjusted EBITDA (non-GAAP)	$24,571	$32,275	$37,306	$42,282	$46,624	$51,626

        The Projections should be evaluated, if at all, in conjunction with the information regarding Telular contained elsewhere in this Offer to Purchase and in the Schedule 14D-9 and the historical financial statements and other information regarding Telular contained in Telular's public filings with the SEC.

8.  Certain Information Concerning Parent, Purchaser and Certain Related Parties.

        Purchaser.    ACP Tower Merger Sub, Inc., a Delaware corporation, or Purchaser, is a wholly-owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of Telular. To date, Purchaser has not carried on any activities other than those incidental to its formation, in connection with the financing of the Offer and the Merger. Upon consummation of the proposed Merger, Purchaser will merge with and into Telular and will cease to exist, with Telular continuing as the Surviving Corporation. The business address for Purchaser is c/o Avista Capital Holdings, L.P., 65 East 55th Street, 18th Floor, New York, New York 10022. The business telephone number for Purchaser is (212) 593-6900.

        Parent.    ACP Tower Holdings, LLC, a Delaware limited liability company, or Parent, was formed solely for the purpose of acquiring Telular and has not engaged in any business except for activities incidental to its formation, in connection with the financing of the Offer and the Merger. Parent owns 100% of the issued and outstanding equity securities of Purchaser. The business address for Parent is c/o Avista Capital Holdings, L.P., 65 East 55th Street, 18th Floor, New York, New York 10022. The business telephone number for Parent is (212) 593-6900.

        The Sponsors.    Purchaser and Parent were formed and are controlled by Avista Capital Partners III, L.P., a Delaware limited partnership, and Avista Capital Partners (Offshore) III, L.P., a

Bermuda exempted limited partnership (which we refer to collectively as the "Sponsors") solely for the purpose of investing in Telular and have conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging the related financing. Each of Purchaser and Parent has minimal assets and liabilities other than the contractual rights and obligations related to the Merger Agreement and the financing. Parent has obtained a $140.5 million equity commitment letter from the Sponsors. See Section 9—"Source and Amount of Funds." The Sponsors are both private equity funds principally engaged in the investing in securities. The business address for each of the Sponsors is c/o Avista Capital Holdings, L.P., 65 East 55th Street, 18th Floor, New York, New York 10022. The business telephone number for each of the Sponsors is (212) 593-6900.

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and, as applicable, the executive officers of Parent and Purchaser, and the control persons of Parent and Purchaser are set forth in Schedule I. Except as set forth in Schedule I, none of Parent and Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I has, during the past five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) none of Parent and Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons or entities listed in Schedule I, beneficially owns or has a right to acquire any Shares or any other equity securities of Telular, and (ii) none of Parent and Purchaser nor, to the knowledge of the Parent and Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares or any other equity securities of Telular during the past 60 days.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) none of Parent and Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Telular and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent and Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons listed in Schedule I, on the one hand, and Telular or any of its executive officers, directors and/or affiliates, on the other hand.

        Except as set forth elsewhere in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent and Purchaser nor, to the knowledge of Purchaser, any of the persons or entities listed in Schedule I, on the one hand, and Telular or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        We do not believe that Purchaser's financial condition is relevant to your decision whether to tender Shares and accept the Offer because (i) Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (ii) the Offer is being made for all outstanding Shares solely for cash, (iii) if Purchaser consummates the Offer, Purchaser will acquire in the Merger all remaining Shares for the same cash price as was paid in the Offer, (iv) Parent and Purchaser have received equity and debt commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer and (v) the Funding Condition is expected to be satisfied or waived at least five business days prior to the final expiration of the Offer (unless the Offer is earlier terminated). See Section 9—"Source and Amount of Funds" and Section 11—"The Merger Agreement; Other Agreements."

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by Purchaser with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that Purchaser has filed electronically with the SEC.

9.  Source and Amount of Funds.

        Purchaser estimates that it will need up to approximately $265.5 million to complete the Offer and the Merger, and to pay related fees and expenses, including the repayment of approximately $25.4 million of Telular's existing indebtedness at the closing of the Offer and the Merger. Purchaser has received a commitment from SunTrust Bank and Sun Trust Robinson Humphrey, Inc. (which we refer to collectively as the "Lenders") to provide it with a senior secured credit facility in an aggregate amount of $145 million, comprised of a $90 million senior secured first lien term loan facility, a $35 million senior secured second lien term loan facility and a $20 million senior secured revolving credit facility (which we collectively refer to as the "Credit Facilities"). Subject to certain conditions, the Credit Facilities will be available to Purchaser to finance the Offer and the Merger, refinance certain existing indebtedness of Telular, and pay related fees and expenses. In addition, Parent has obtained a $140.5 million equity commitment letter from the Sponsors. Parent will contribute or otherwise advance to Purchaser the proceeds of the equity commitment letter which, together with proceeds of the Credit Facilities, will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses. The equity and debt financing commitments are subject to certain conditions. In the event that we do not receive the proceeds of the debt financing commitments, we will not be obligated to purchase Shares in the Offer.

        As more fully described in Section 15—"Certain Conditions of the Offer," the Offer is conditioned upon the satisfaction or waiver of the Funding Condition. In accordance with the position of the staff of the SEC, Purchaser expects to extend the Offer, if necessary, to ensure that at least five business days will remain prior to the Expiration Time following disclosure of the satisfaction or waiver of the Funding Condition, which satisfaction or waiver will be disseminated in a manner reasonably calculated to inform security holders thereof.

        If the Merger Agreement is terminated in circumstances in which Purchaser fails to consummate the Offer by the Outside Date (as defined below), the Marketing Period (as defined below) has ended and all of the conditions to the Offer (other than the Funding Condition) have been satisfied as of the final Expiration Time, then Parent may be obligated to pay Telular a termination fee of $14.05 million.

        We do not believe that Purchaser's financial condition is relevant to your decision whether to tender Shares and accept the Offer because (i) Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (ii) the Offer is being made for all outstanding Shares solely for cash, (iii) if Purchaser consummates the Offer, Purchaser will acquire in the Merger all remaining Shares for the same cash price as was paid in the Offer, (iv) Parent and Purchaser have received equity and debt commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer and (v) the Funding Condition is expected to be satisfied or waived at least five business days prior to the final expiration of the Offer (unless the Offer is earlier terminated).

  Equity Financing.

        Parent has received an equity commitment letter from the Sponsors, pursuant to which the Sponsors have collectively committed to purchase (or cause a permitted assignee to purchase), directly or indirectly, at or immediately prior to the closing of the Offer, $140.5 million of equity securities of Parent in the aggregate, solely for the purpose of allowing Parent to fund a portion of the amounts required to be funded by Parent pursuant to Article 2 of the Merger Agreement to consummate the Offer, pursuant to Article 3 of the Merger Agreement to consummate the Merger, and to pay related fees and expenses thereof.

        The funding of the Equity Financing is subject to (a) there having been no amendment or modification to the Merger Agreement that is not approved in writing by the Sponsors, (b) the satisfaction or waiver by Purchaser (with the prior written approval of the Sponsors) of each of the condition to the Offer as of the Expiration Time, (c) the substantially contemporaneous consummation of the Offer and the Merger in accordance with the terms of the Merger Agreement (including to the extent that Telular obtains, in accordance with the terms, and subject to the satisfaction of the conditions, set forth in the Merger Agreement (and described under Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Remedies"), an order requiring Parent to specifically perform its obligations pursuant to the terms of the Merger Agreement to cause the financing of the Sponsors to be funded in connection with the consummation of the Offer and the Merger) and the contemporaneous issuance of equity securities of Parent, directly or indirectly, to the Sponsors and (d) the receipt of debt financing under the Credit Facilities pursuant to the Debt Commitment Letter prior to or contemporaneously with such funding by the Sponsors.

        This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the equity commitment letter, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

  Debt Financing.

        Purchaser has received a debt commitment letter, dated as of April 29, 2013, from the Lenders to provide, subject to the conditions set forth in such debt commitment letter, Purchaser (which includes the Surviving Corporation) with up to $145 million of Credit Facilities (not all of which is expected to be drawn at the closing of such facilities) for the purpose of financing the Offer and the Merger, refinancing certain existing indebtedness of Telular, paying fees and expenses incurred in connection with the Offer, the Merger and the transactions contemplated thereby, and for providing ongoing working capital and for other general corporate purposes of Telular and its subsidiaries. We refer to such debt commitment letter (as may be amended, modified or replaced (in whole or in part) in accordance with the Merger Agreement) or any alternative financing from the same or alternative sources on terms and conditions that are, taken as a whole, no less favorable to Parent and Purchaser (in the reasonable judgment of Parent) as the "Debt Commitment Letter."

        The commitment of the Lenders with respect to the Credit Facilities expires upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms or (ii) 5:00 p.m., New York City time, on July 28, 2013 (provided that, in the event that the Outside Date is extended pursuant to the terms of the Merger Agreement, the commitment of the Lenders with respect to the Credit Facilities will be automatically extended to September 26, 2013). The documentation governing the debt financings has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Each of Parent and Purchaser has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the Debt Commitment Letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent must use its reasonable best efforts to arrange promptly to obtain alternative financing from the same or alternative sources in an amount sufficient to consummate the Merger and pay all related fees and expenses on terms and conditions that are, taken as a whole, no less favorable to Parent and Purchaser.

        Although the debt financing described in this document is not subject to a due diligence or "market out," such financing may not be considered assured. As of the date of this Offer to Purchase, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.

        This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Debt Commitment Letter, a copy of which has been filed as Exhibit (b)(1) to the Schedule TO and is incorporated herein by reference.

  Credit Facilities.

        The availability of the Credit Facilities is subject, among other things, to consummation of the Merger in accordance with the Merger Agreement (without giving effect to any amendments or waivers to the provisions thereof, or any consents or requests by Parent or Purchaser resulting in an action taken by Telular or its subsidiaries, in each case that are materially adverse to the lead arrangers or lenders under such facilities without the consent of the commitment parties thereunder), payment of required fees and expenses, the funding of the equity financing, the refinancing of certain of Telular's existing debt and the absence of certain types of other debt, delivery of certain historical and pro forma financial information, the execution of certain guarantees, the creation of security interests, and the negotiation, execution and delivery of definitive documentation.

        The Credit Facilities will consist of (i) a $90 million senior secured first lien term loan facility with a term of six years (which we refer to as the "First Lien Term Facility"), (ii) a $35 million senior secured second lien term loan facility with a term of seven years (which we refer to as the "Second Lien Term Facility" and (iii) a $20 million senior secured revolving credit facility (which we refer to as the "Revolving Facility" and, together with the First Lien Term Facility, the "First Lien Credit Facility") with a term of five years.

        Roles.    Sun Trust Robinson Humphrey, Inc. has been appointed as one of up to two joint lead arrangers and joint bookrunners for the Credit Facilities. SunTrust Bank has been appointed as administrative agent and collateral agent for the Credit Facilities.

        Interest Rate.    Loans under the Credit Facilities are expected to bear interest, at Purchaser's option, at a rate equal to the adjusted Eurodollar rate or an alternate base rate, in each case, plus a spread. After Purchaser's delivery of financial statements with respect to at least one full fiscal quarter ending after the closing of the Credit Facility, interest rates under the revolving credit facility will be subject to decreases based on a first lien net leverage ratio as agreed upon between Purchaser and the Lenders.

        Prepayments and Amortization.    Purchaser will be permitted to make voluntary prepayments with respect to the First Lien Credit Facilities at any time after the six month anniversary of the closing of the Credit Facility, without premium or penalty (other than LIBOR breakage costs, if applicable). Prior to the six month anniversary of the Credit Facility, voluntary prepayments of the First Lien Credit Facility are subject to a 1.0% prepayment premium. Voluntary prepayments of the Second Lien Credit Facility will be made at 103% of the amount repaid on or prior to the first anniversary of the closing date of the Credit Facilities, (ii) 102% of the amount repaid if on or after the first anniversary of the closing date of the Credit Facilities, and (iii) 101% of the amount repaid if on or after the second anniversary of the closing date of the Credit Facilities but prior to the third anniversary of the closing date of the Credit Facilities. The term loans under the First Lien Credit Facilities will amortize 5% per annum in equal quarterly installments until the final maturity date.

        Guarantors.    All obligations under the Credit Facilities will be guaranteed by Parent and each of the existing and future direct and indirect, material wholly-owned domestic subsidiaries of Purchaser.

        Security.    The obligations of Purchaser and the guarantors under the Credit Facilities and under any swap agreements and cash management arrangements entered into with a lender or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions (i) with respect to the First Lien Credit Facilities, on a first priority basis and (ii) with respect to the Second Lien Term Facility, on a second priority basis, in each case, by a perfected security interest in all of Purchaser's and each guarantor's tangible and intangible assets, including United States registered intellectual property, certain material real property and all of the capital stock of Purchaser and each of its direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries). If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the Credit Facilities on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be mutually agreed.

        Other Terms.    The Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Credit Facilities will also include customary events of defaults including a change of control to be defined.

10.  Background of the Offer; Past Contacts or Negotiations with Telular.

        The following is a description of events, including contacts between Avista Capital Partners and Telular that resulted in the execution of the Merger Agreement and related documents. For a review of Telular's activities leading to the execution of the Merger Agreement, please refer to the Schedule 14D-9. References to actions taken by "Avista Capital Partners" refer to actions taken by or on behalf of the Sponsors and/or actions taken by or on behalf of Parent or Purchaser, entities controlled by the Sponsors, as applicable.

        Avista Capital Partners is engaged in (among other things) managing and making private equity investments, including on behalf of the entities it controls, such as Parent. In the ordinary course of business, Avista Capital Partners and its affiliates from time to time review and evaluate potential acquisition opportunities in light of their respective historical operating performance, prospects for future growth and business needs, all in the context of the challenges and opportunities presented by the broader economy and the relevant industry.

        In May 2012, an acquaintance of Phil Seskin (an Industry Executive of Avista Capital Partners) and of Joseph A. Beatty (the President and Chief Executive Officer of Telular), separately approached Avista Capital Partners and Mr. Beatty to suggest that an introduction be made between Avista Capital Partners (without identifying Avista Capital Partners by name to Mr. Beatty) and Telular regarding Avista Capital Partners' efforts to develop relationships within the machine-to-machine (which we refer to as "M2M") wireless communications industry. On June 6, 2012, the acquaintance informed Robert Girardi (a Vice President of Avista Capital Partners) that Telular was not interested in an introduction.

        On November 8, 2012, as part of ordinary course marketing efforts, a representative of Oppenheimer & Co. Inc., Telular's financial advisor (which we refer to as "Oppenheimer"), met with Brendan Scollans (a Partner of Avista Capital Partners) at the offices of Avista Capital Partners in New York. During such meeting, Mr. Scollans discussed Avista Capital Partners' interest in the M2M wireless communications industry generally and the Telular opportunity was mentioned. The Oppenheimer representative and Mr. Scollans decided to arrange a follow-up meeting.

        On January 10, 2013, at a meeting at the offices of Avista Capital Partners in New York, Oppenheimer had further discussions with Messrs. Scollans, Girardi and Seskin regarding the M2M wireless communications industry, including Telular. Discussions regarding Avista Capital Partners' possible acquisition of Telular continued during the month of February 2013.

        On March 6-7, 2013, on behalf of Telular, Oppenheimer informed Messrs. Scollans and Girardi that Telular had indicated that it was interested in discussing a potential acquisition of Telular by Avista Capital Partners and, on March 7, 2013, Oppenheimer sent Avista Capital Partners a draft confidentiality agreement at Telular's request to enable Avista Capital Partners to receive non-public information relating to Telular. On March 8, 2013, Avista Capital Partners engaged Kirkland & Ellis LLP (which we refer to as "Kirkland") as its outside counsel in connection with the potential acquisition of Telular and requested that Kirkland review the confidentiality agreement. Later that day, Avista Capital Partners executed the confidentiality agreement after negotiating several provisions and thereafter received a management presentation regarding Telular. A revised management presentation containing updated financial information regarding Telular (including projections through 2015) was provided to Avista Capital Partners on March 12, 2013.

        On March 16, 2013, Messrs. Scollans, Girardi and Seskin, Allen Yurko (an Industry Expert of Avista Capital Partners) and others from Avista Capital Partners met with Mr. Beatty, Jonathan Charak (Telular's Chief Financial Officer) and Oppenheimer in Chicago to discuss a potential acquisition of Telular by Avista Capital Partners. During this meeting, Messrs. Beatty and Charak presented Telular's business and financial information.

        On March 18, 2013, Avista Capital Partners submitted a non-binding indication of interest to acquire all of the issued and outstanding capital stock of Telular at an offer price of $12.25—$12.50 per share, and requested a 30-day exclusivity period to complete its due diligence and to negotiate definitive transaction documents. On March 20, 2013, Oppenheimer contacted Mr. Girardi to inform him that the Telular Board would review Avista Capital Partners' proposal.

        On March 25, 2013, on behalf of Telular, Oppenheimer contacted Mr. Scollans to inform him that the Telular Board had indicated that it was willing to allow Avista Capital Partners to proceed with further due diligence but was not willing to negotiate exclusively. Also on March 25, 2013, Avista Capital Partners as well as representatives of the Lenders and Avista Capital Partners' advisors were granted data room access.

        On April 5, 2013, Oppenheimer sent Avista Capital Partners a process letter on behalf of Telular requesting submission of final bids by 5:00 p.m. Eastern on April 25, 2013, together with Telular's proposed form of merger agreement and related disclosure schedules.

        Also on April 5, 2013, Messrs. Scollans, Girardi, Seskin, and Yurko and others from Avista Capital Partners, together with representatives of the Lenders and other potential debt financing sources and other advisors, met with Mr. Beatty, Mr. Charak and other officers of Telular in Chicago to conduct a full-day due diligence session which included detailed discussions of Telular's business and financial performance.

        On April 11, 2013, Kirkland had a teleconference with Kelley Drye & Warren, LLP, Telular's outside legal counsel (which we refer to as "Kelley Drye"), and Oppenheimer to discuss Telular's draft merger agreement provided to Avista Capital Partners on April 5, 2013.

        On April 15, 2013, Messrs. Scollans and Girardi and others from Avista Capital Partners conducted a conference call with Messrs. Beatty and Charak and other officers of Telular to discuss further certain aspects of Telular's business and financial information.

        On April 17, 2013, Mr. Girardi had a teleconference with Oppenheimer to discuss next steps and timing of Telular's process. Later that day, Kirkland sent a revised draft of the merger agreement to Kelley Drye which, among other things, (i) prohibited the declaration and payment of dividends by Telular between signing and closing, (ii) revised various provisions relating to the "go shop" and "no shop" period, (iii) revised various provisions relating to termination rights and remedies (including the amount of the termination fee and reverse termination fee) and (iv) revised various terms relating to the Offer.

        On April 18, 2013, Mr. Scollans corresponded with Oppenheimer to suggest that Kirkland and Kelley Drye schedule a teleconference to discuss the revised draft of the merger agreement sent by Kirkland the previous day.

        On April 22, 2013, Kirkland sent comments to the draft disclosure schedules to Kelley Drye. On the same day, Kirkland and Kelley Drye held a teleconference to discuss the revised draft of the merger agreement sent by Kirkland on April 17th.

        On April 23, 2013, Kelley Drye sent a revised draft of the merger agreement to Kirkland which, among other things, (i) permitted the declaration and payment of dividends by Telular between signing and closing, (ii) revised various provisions relating to the "go shop" and "no shop" period, (iii) revised various provisions relating to termination rights and remedies (including the amount of the termination fee and reverse termination fee) and (iv) revised various terms relating to the Offer. Later that day, Kirkland sent initial drafts of an equity commitment letter and limited guaranty to Kelley Drye.

        On April 24, 2013, Kirkland and Kelley Drye held a teleconference to discuss the revised draft of the merger agreement sent the prior day. Later that day, Avista Capital Partners submitted a proposal to acquire all of the issued and outstanding capital stock of Telular for $12.25 per share in cash, together with executed debt commitment letters from the Lenders and other potential debt financing sources. Also later that day, Kirkland sent a revised draft of the merger agreement to Kelley Drye which, among other things, (i) prohibited the declaration and payment of dividends by Telular between signing and closing, (ii) revised various provisions relating to the "go shop" and "no shop" period and (iii) revised various provisions relating to termination rights and remedies (including the amount of the termination fee and reverse termination fee).

        On April 25, 2013, Mr. Scollans contacted Oppenheimer to discuss Avista Capital Partners' proposal, including the proposed offer price and expected process and timing to finalize negotiations and definitive documentation with respect to the transaction. During this call, Oppenheimer communicated to Mr. Scollans that the Telular Board would be meeting to review Avista Capital Partners' proposal.

        On April 27, 2013, on behalf of Telular, Oppenheimer contacted Messrs. Scollans and Girardi to inform Avista Capital Partners that the Telular Board had indicated that it would be willing to continue negotiations with Avista Capital Partners if Avista Capital Partners (i) increased its offer price to $12.50, (ii) allowed the payment of regular quarterly dividends and (iii) made certain modifications to the merger agreement, including with respect to termination rights and amount of the termination fees, the Telular Board's "fiduciary out" rights and the ability to extend "Outside Date" if the FCC Condition had not been satisfied. Later that day, Avista Capital Partners agreed to Telular's proposal, subject to execution of definitive transaction documents by April 29, 2013, before the market opened. Later that night, Kelley Drye sent a revised draft of the merger agreement reflecting, among other things, these agreed-upon provisions, together with a revised draft of the related disclosure schedules and comments to the draft limited guaranty.

        Throughout the day on April 28, 2013, Kirkland, Kelley Drye, Covington & Burling LLP, counsel to the Telular Board, Avista Capital Partners and Oppenheimer negotiated the draft merger agreement, related disclosure schedules, the equity commitment letter and limited guaranty, with multiple drafts exchanged between the parties. During these negotiations, Avista Capital Partners agreed to increase its offer price to $12.61 per Share in exchange for no further payment by Telular of regular quarterly dividends between signing and closing of the transaction.

        On the morning of April 29, 2013, the Merger Agreement was executed and Telular and Avista Capital Partners issued a joint press release announcing the transaction.

        On May 10, 2013, Purchaser launched the Offer.

11.  The Merger Agreement; Other Agreements.

The Merger Agreement.

        The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer and the Merger, may be obtained in the manner set forth in Section 8—"Certain Information Concerning Parent, Purchaser and Certain Related Parties." Capitalized terms used but not defined in this Offer to Purchase will have the respective meanings given to them in the Merger Agreement. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

        The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, Telular. Telular's stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Telular, Parent, Purchaser or any of their respective subsidiaries or affiliates.

        The Merger Agreement contains representations and warranties by Telular, Parent and Purchaser made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by Telular, Parent and Purchaser in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk among Telular, Parent and Purchaser rather than establishing matters as facts.

  The Offer.

        The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable. Pursuant to, and on the terms and subject to the conditions of, the Merger Agreement, Purchaser will, and Parent will cause Purchaser to, accept and, within three business days following such acceptance, pay for (subject to any withholding of tax) all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time.

        Parent and Purchaser expressly reserve the right (in their sole discretion) to waive, in whole or in part, any condition to the Offer (other than the Minimum Condition), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved in writing by Telular, Parent and Purchaser will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) add to the conditions to the Offer or modify or change any Condition to the Offer in a manner adverse in any material respect to any stockholders of Telular, (v) except as otherwise provided in the Merger Agreement, terminate, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any stockholders of Telular.

  Extension of the Offer.

        Pursuant to the Merger Agreement, Purchaser is required (and Parent is required to cause Purchaser) to extend the Offer beyond any then-scheduled Expiration Time:

  •
  for any period required by any rule, regulation, interpretation or position of the SEC or Nasdaq (including, in accordance with the position of the staff of the SEC, any required extension of the Offer to ensure that at least five business days will remain in the Offer following disclosure of the satisfaction or waiver of the Funding Condition); or

  •
  at the request of Telular, if, at the then-scheduled Expiration Time of the Offer, any of the conditions to the Offer (other than the conditions described in the second, third or fourth bullets of Section 15—"Certain Conditions of the Offer") are not satisfied or waived.

        Pursuant to the Merger Agreement, Purchaser may, in its sole discretion, without the consent of Telular, extend the Offer beyond any then-scheduled Expiration Time:

  •
  if any of the conditions to the Offer are not satisfied or waived, until such time as such condition or conditions are satisfied or waived; or

  •
  if the Marketing Period (as defined below) has not ended (or will not end) prior to the then-scheduled Expiration Time, from time to time until the first business day immediately following the final day of the Marketing Period (or such earlier date specified by Parent to Telular upon two business days prior written notice).

        Pursuant to the Merger Agreement, Purchaser may also, in its sole discretion, without the consent of Telular, extend the Offer from time to time, on one or more occasions, if Parent and Purchaser have waived the Funding Condition, all conditions to the Offer (other than the Minimum Condition) have been satisfied or waived and Parent and Purchaser have not actually received the proceeds contemplated by the Debt Commitment Letter from the Lenders (as amended, modified or replaced) or any alternative financing. See Section 11—"The Merger Agreement; Other Agreements" for more details on the Marketing Period.

        Each extension of the Offer (other than extensions at the request of Telular) will, subject to applicable law, not exceed the lesser of ten business days and such fewer number of days that Purchaser reasonably believes are necessary to cause the conditions to the Offer to be satisfied (unless otherwise agreed to in writing by Telular and Parent). Each extension of the Offer at the request of Telular will, subject to applicable law, be five business days (unless otherwise agreed to in writing by Telular and Parent). In no event will Parent or Purchaser be required to extend the Offer or the Expiration Time beyond July 28, 2013, unless the only condition to the Offer not satisfied as of July 28, 2013 is the FCC Condition (and each other condition to the Offer that is not satisfied as a result of the FCC Condition not being satisfied), in which case the Offer may not be extended beyond September 26, 2013 (which we refer to as the "Outside Date").

  Marketing Period.

        The term "Marketing Period" means the first period of 20 consecutive business days (excluding, any day from and including July 2, 2013 through and including July 6, 2013) commencing on or after April 29, 2013 and throughout which: (1) Parent has all of the Required Information (generally defined as receipt of the audited consolidated balance sheet of Telular as of the end of any fiscal year by a date that is not later than 90 calendar days after the end of such fiscal year, and the related audited statements of income and cash flows for the year then ended, and the notes and schedules thereto, and the receipt of the unaudited consolidated balance sheet of Telular as of the end of any fiscal quarter following the April 29, 2013 that is not a fiscal year end, and the related unaudited statements of income and cash flows, by a date that is not later than 45 calendar days after the end of such fiscal quarter); provided, that if Telular in good faith reasonably believes it has provided the Required Information, it may deliver to Parent a written notice (stating when it believes it completed such delivery), in which case Telular will be deemed to have complied unless Parent in good faith delivers written notice, within five business days after receipt of such notice from Telular, to Telular that it reasonably believes Telular has not completed the delivery of the Required Information (or that it cannot confirm whether Telular has completed the delivery of the Required Information) and (2) all of the conditions described in the second, third and fifth bullets in Section 15—"Certain Conditions of the Offer" must be satisfied or, to the extent permissible, waived, and nothing has occurred and no event, fact or circumstance exists that would cause any such conditions to fail to be satisfied, assuming that the closing date of the Merger were to be scheduled for any time during such twenty business day period; provided, further, that the Marketing Period will end on any earlier date that is the date on which all of the debt financing is obtained.

        In no event will the Marketing Period be deemed to have commenced if, prior to the completion of the Marketing Period, (1) Telular's auditors have withdrawn their audit opinion with respect to any of the financial statements contained in the Required Information for which it has provided such opinion, in which case the Marketing Period will not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by Telular's auditors or another independent public accounting firm reasonably acceptable to Parent, (2) Telular issues a public statement indicating an intent to restate any historical financial statements of Telular, in whole or in part, or otherwise indicates its intent or the need to restate any of the financial statements included in the Required Information, or that any such restatement is under consideration, in which case the Marketing Period will not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or Telular has announced or informed Parent that it has concluded in good faith and in its reasonable business judgment (including the basis for such conclusion) that no restatement of financial statements will be required in accordance with GAAP or (3) Telular has been delinquent in filing with the SEC any of its quarterly reports on Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until all such delinquencies have been cured.

        If the Marketing Period has not ended on or prior to August 15, 2013, then the Marketing Period will not commence any earlier than August 28, 2013.

  Telular Board Recommendation.

        On April 28, 2013, the Telular Board unanimously (i) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of Telular and its stockholders that Telular enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein, (iii) declared that the terms of the Offer and the Merger are fair to Telular and its stockholders that are unaffiliated with Parent and (iv) recommended that Telular's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, approve the Merger Agreement.

  Top-Up Option.

        Pursuant to the Merger Agreement, Telular has granted us an irrevocable option (which we refer to as the "Top-Up Option") to purchase, at a price per share equal to the Offer Price, a number of Shares equal to at least that number of Shares that, when added to the number of Shares owned by Parent and its subsidiaries at the time of exercise of the Top-Up Option, will constitute one share more than 90% of the Shares outstanding immediately after the issuance of the Shares pursuant to the Top-Up Option on a fully diluted basis (which assumes conversion or exercise of all derivative securities convertible or exercisable into Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof); provided, however, that the Top-Up Option will not be exercisable (i) for a number of Shares in excess of the Shares authorized and unissued (treating Shares owned by Telular as treasury stock as unissued) at the time of exercise of the Top-Up Option (giving effect to the Shares issuable pursuant to all then-outstanding Options, restricted stock units and any other rights to acquire Shares as if such Shares were outstanding) and (ii) if the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Shares are prohibited by any applicable law or order.

        The Top-Up Option can only be exercised once, in whole but not in part, at any time following the closing of the Offer and prior to the earlier to occur of (A) the effective time of the Merger and (B) the termination of the Merger Agreement. Purchaser will be required to exercise the Top-Up Option if, immediately following the closing of the Offer (and giving effect to the closing of the Offer), the number of Shares owned by Parent and its subsidiaries constitutes less than 90% of the Shares outstanding at such time.

        Telular and Parent have agreed to use reasonable best efforts to cause the closing of the purchase of the Shares issued pursuant to the Top-Up Option, if applicable, to take place at the same place, on the same day and immediately prior to the closing of the Merger. At the closing of the purchase of the Shares issued pursuant to the Top-Up Option, the aggregate purchase price owed by Purchaser to Telular will be paid to Telular at Parent's election, either (i) entirely in cash, by wire transfer of same-day funds or (ii) by (A) paying in cash by wire transfer of same-day funds an amount equal to not less than the aggregate par value of such Shares and (B) issuing to Telular a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (A).

        The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting the Merger to occur pursuant to the "short form" procedures under Section 253 of the DGCL (without a meeting of Telular's stockholders). Parent and Purchaser expect that if the Offer is consummated, there would be enough Shares issuable pursuant to the Top-Up Option to cause Purchaser to own more than 90% of the outstanding Shares and to allow Purchaser to consummate the Merger immediately after the consummation of the Offer.

  The Merger.

        The Merger Agreement provides that, following completion of the Offer, if applicable, and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger, Purchaser will be merged with and into Telular in accordance with the DGCL. Thereafter, the separate existence of Purchaser will cease, and Telular will be the surviving corporation (which we refer to as the "Surviving Corporation").

  Conditions to the Merger.

        The obligations of Telular, Parent and Purchaser to consummate the Merger are subject to the satisfaction of the following conditions:

  •
  to the extent required by applicable law, the affirmative vote of the holders of two-thirds of the outstanding Shares will have been obtained in accordance with the DGCL;

  •
  no applicable law will be in effect that (i) makes illegal or otherwise prohibits consummation of the Merger or (ii) prevents or enjoins Telular, Parent or Purchaser from consummating the Merger; and

  •
  Purchaser will have previously accepted for payment and paid for all Shares validly tendered and not validly withdrawn pursuant to the Offer.

        None of Telular, Parent or Purchaser may rely on the failure of any of the foregoing conditions to be satisfied if such failure was caused by such party's failure to perform any of its obligations under the Merger Agreement.

  Conversion of Shares.

        At the effective time of the Merger, by virtue of the Merger and without any action on the part of Telular, Purchaser or the holders of any securities of Telular or Purchaser, each outstanding Share will be cancelled and converted into the right to receive the Offer Price (in cash, without interest and less any applicable withholding taxes thereon (which we refer to as the "Merger Consideration")), other than Shares held by Telular as treasury stock or owned by Parent, Purchaser or any subsidiary of Telular, and other than Shares held by a holder who has properly demanded and perfected appraisal rights in accordance with Section 262 of the DGCL.

  Telular Equity Awards.

        Telular has agreed to use reasonable best efforts to as promptly as practicable take or cause to be taken all such actions necessary or appropriate in its good faith determination (including using reasonable best efforts to obtain written acknowledgements from each holder of Options (as defined below) to the cancellation of such holder's Options in accordance with the terms of the Merger Agreement), or as Parent reasonably requests, so that each option to purchase Shares outstanding under any Telular stock plan (we refer to each as an "Option") that does not, by its terms, expire on or before the effective time of the Merger, regardless of whether such Option is vested or would vest prior to or on the effective time of the Merger, is (i) fully vested and exercised or (ii) otherwise canceled without any Shares being issued or outstanding or deemed to be issued or outstanding immediately prior the effective time of the Merger in respect thereof and converted into the right to receive a cash payment equal to the excess, if any, of the Offer Price over the exercise price per Share underlying such Option.

        Pursuant to the Merger Agreement, each Option outstanding immediately prior to the effective time of the Merger that has an exercise price that is less than the Offer Price, whether or not exercisable or vested, will be converted into the right to receive an amount in cash determined by multiplying (i) the excess of the Offer Price, without interest and less any applicable withholding taxes thereon, over the exercise price of such Option by (ii) the number of Shares subject to such Option, which will be paid through Telular's payroll (to the extent applicable) promptly after the effective time of the Merger (but in no event later than three business days after the effective time of the Merger).

        Pursuant to the Merger Agreement, Telular is required to use reasonable best efforts to as promptly as practicable take or cause to be taken all such actions necessary or appropriate in its good faith determination (including using reasonable best efforts to obtain written acknowledgements from each holder of RSUs (as defined below) to the cancellation of such holder's RSUs in accordance with the terms of the Merger Agreement), or as reasonably requested by Parent, so that each restricted stock unit with respect to Shares that is granted under a Telular stock plan (we refer to each as an "RSU") that is outstanding immediately prior to the effective time of the Merger, whether earned or unearned, vested or unvested, will be canceled and converted into the right to receive (i) an amount in cash equal to (A) the number of Shares subject to such RSU immediately prior to the effective time of the Merger (which for unearned, performance-based RSUs will be equal to the target number of Shares subject to each such award of performance-based RSUs) multiplied by (B) the Offer Price, without interest and less any applicable withholding taxes thereon, which will be paid through Telular's payroll (to the extent applicable) promptly after the effective time of the Merger (but in no event later than three business days after the effective time of the Merger).

  Surrender and Payment.

        Promptly after the effective time of the Merger (but in no event later than five business days after the effective time of the Merger), Parent will cause Continental Stock Transfer & Trust Company to send to each holder of record of Shares immediately prior to the effective time of the Merger the Letter of Transmittal and instructions for use in such exchange. Promptly following (i) surrender of the stock certificate together with a properly completed Letter of Transmittal, or (ii) in the case of uncertificated Shares the receipt of an "agent's message" (or such other evidence of transfer reasonably requested by Continental Stock Transfer & Trust Company), the holder of such Shares will be entitled to receive the Merger Consideration in respect thereof. Until so surrendered or transferred, as the case may be, each such certificate or uncertificated Share will represent after the effective time of the Merger for all purposes only the right to receive such Merger Consideration.

  Certificate of Incorporation; By-laws; Directors and Officers of the Surviving Corporation.

        The certificate of incorporation of Telular will be amended at the effective time of the Merger to read in its entirety as set forth on an exhibit to the Merger Agreement, and the by-laws of Telular will be amended at the effective time of the Merger to read in their entirety as the by-laws of Purchaser in effect immediately prior to the effective time of the Merger. The directors and officers of Purchaser at the effective time of the Merger will be the directors and officers of the Surviving Corporation.

  Representations and Warranties.

        The representations and warranties contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations and warranties may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, Telular. Telular's stockholders and other investors are not third-party beneficiaries under the Merger Agreement and you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Telular, Parent, Purchaser or any of their respective subsidiaries or affiliates.

        Some of the representations and warranties in the Merger Agreement made by Telular are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, "Material Adverse Effect" means, with respect to Telular, any condition, event, change, occurrence, state of facts, effect or development (whether or not constituting a breach of a representation, warranty or covenant set forth in the Merger Agreement) that has had, or would be reasonably expected to have, a materially adverse effect on the assets, liabilities, business, results of operations or financial condition of Telular and its subsidiaries, taken as a whole, excluding any conditions, events, changes, occurrences, state of facts, effects or developments resulting from (a) changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (b) changes or conditions generally affecting the industry in which Telular and its subsidiaries operate, (c) geopolitical conditions, acts of war or terrorism or natural or man-made disasters, (d) changes after April 29, 2013 in applicable law or GAAP or governmental interpretations thereof, (e) the failure, in and of itself, of Telular to meet any internal or published projections, forecasts, estimates or predictions or changes in the market price or trading volume of the securities of Telular or the credit rating of Telular (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (f) the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement

(including any suit, action or proceeding relating to the transactions contemplated by the Merger Agreement) and (g) any action taken by Telular or any of its subsidiaries at the written request, or with the written consent (excluding any consent granted under the section titled "—Conduct of Telular" below), of Parent or except, in the case of clauses (a), (b), (c) or (d), to the extent having a materially disproportionate effect on Telular and its subsidiaries, taken as a whole, relative to other participants in the industry in which Telular and its subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).

        In the Merger Agreement, Telular has made representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  organization, standing and corporate existence power;

  •
  corporate authorization with respect to the Merger Agreement;

  •
  governmental authorizations;

  •
  non-contravention;

  •
  its capitalization;

  •
  its subsidiaries;

  •
  SEC filings;

  •
  financial statements;

  •
  disclosure documents;

  •
  absence of certain changes;

  •
  absence of undisclosed material liabilities;

  •
  compliance with laws;

  •
  absence of litigation;

  •
  real property;

  •
  intellectual property;

  •
  tax matters;

  •
  employee benefit matters;

  •
  labor and employment matters;

  •
  insurance;

  •
  environmental matters;

  •
  material contracts;

  •
  customers and suppliers;

  •
  compliance with the U.S. Foreign Corrupt Practices Act

  •
  finders' fees;

  •
  opinion of Telular's financial advisor; and

  •
  the inapplicability of state takeover statutes or regulations to the Offer or the Merger.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Telular with respect to, among other things:

  •
  organization, standing and corporate existence power;

  •
  authorization with respect to the Merger Agreement;

  •
  governmental authorizations;

  •
  non-contravention;

  •
  disclosure documents;

  •
  financing;

  •
  guaranty;

  •
  absence of arrangements with management; and

  •
  no overlapping business.

        None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

  Conduct of Telular.

        Under the Merger Agreement, Telular has agreed that, subject to certain exceptions, from April 29, 2013 until the effective time of the Merger, Telular will, and will cause each of its subsidiaries, to conduct its business only in the ordinary course consistent with past practice and in material compliance with all applicable laws and use commercially reasonable efforts to:

  •
  preserve intact its business organization and its relationships with third-parties;

  •
  keep available the services of its present directors, officers and key employees;

  •
  maintain relationships and goodwill with customers, lenders, suppliers and others having material business relationships with it; and

  •
  keep in full force and effect all appropriate insurance policies covering all of its material assets.

        Telular has also agreed that from April 29, 2013 until the effective time of the Merger and subject to certain exceptions and thresholds, it will not and it will cause each of its subsidiaries not to take certain actions with respect to the following matters, among others:

  •
  amendment to organizational documents;

  •
  issuances, splits, combinations or reclassifications of capital stock or any warrants, options or rights to acquire any capital stock, of Telular or its subsidiaries;

  •
  dividends, distributions or redemptions of Shares;

  •
  incurrence of liens and encumbrances or disposal of shares;

  •
  incurrence of capital expenditures;

  •
  adoption of a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

  •
  acquiring any business;

  •
  disposal of assets;

  •
  amendments to leases;

  •
  disposal of any intellectual property assets;

  •
  incurring indebtedness;

  •
  entering into or amending material contracts;

  •
  entering into non-competes, non-solicits or other restrictive agreements;

  •
  increases in salaries, bonuses, severance or termination pay, or announcement of new incentive awards, adoption of compensation or benefit plans;

  •
  communicate with employees regarding compensation in connection with the transactions contemplated by the Merger Agreement;

  •
  changes in financial accounting principles;

  •
  compromises, settlements or agreements to settle any pending or threatened suit or claim;

  •
  tax election changes, changes to annual tax accounting periods, changes to tax accounting methods, settlements of, or extensions or waivers of the applicable statute of limitations for any tax claim; and

  •
  entering into a new line of business.

  Short-Form Merger.

        The Merger Agreement provides that Parent and Purchaser will be required to use reasonable best efforts to take all necessary and appropriate action (and Telular will cooperate therewith), including with respect to the transfer to Purchaser of any Shares held by Parent or any subsidiary of Parent, to cause the Merger to become effective as soon as practicable after (and, in any event, on the same day as) the closing of the Offer (and, if applicable, the closing of the purchase of the Shares pursuant to the Top-Up Option) without a meeting of Telular's stockholders for the purpose of voting on the adoption of the Merger Agreement in accordance with Section 253 of the DGCL. If the adoption of the Merger Agreement by Telular's stockholders is required under applicable law to consummate the Merger, Telular, acting through the Telular Board, will be required to, in accordance with applicable law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold, as soon as reasonably practicable following the closing of the Offer a meeting of Telular's stockholders for the purpose of voting on the adoption of the Merger Agreement.

  Acquisition Proposals.

        Go Shop.    During the period beginning on April 29, 2013 and continuing until 11:59 p.m., New York City time, on May 29, 2013, Telular, and its subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (which we refer to collectively as "Representatives") will have the right (under the direction of the Telular Board), to initiate, solicit, facilitate and encourage any Acquisition Proposal (as defined below), including by way of providing access to non-public information to any person pursuant to a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Telular than those contained in the confidentiality agreement entered into between Telular and an affiliate of the Sponsors (which we refer to as an "Acceptable Confidentiality Agreement") (provided that (A) Telular will promptly make available to Parent and Purchaser any material non-public information that Telular provides to any person given such access that was not previously provided to or made available to Parent or Purchaser and (B) Telular and its subsidiaries and their respective Representatives will withhold such portions of documents or information, or provide pursuant to customary "clean-room" or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof), in Telular's reasonable judgment, would reasonably be likely to be harmful to the operation of Telular and its subsidiaries in any material respect). In addition, during such period, Telular and its subsidiaries and their respective Representatives will have the right to engage or enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to any Acquisition Proposals or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal.

        No Shop.    From and after 11:59 p.m., New York City time, on May 29, 2013 until the effective time of the Merger, Telular (and the Telular Board or any committee thereof) has agreed not to, and to cause its subsidiaries and to direct its and their respective Representatives not to, directly or indirectly:

  •
  solicit, initiate, knowingly engage in or knowingly facilitate or knowingly encourage the submission of any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

  •
  enter into, continue or participate in any discussions or negotiations with, furnish any non-public information relating to Telular or any of its subsidiaries or afford access to the business, properties, assets, books or records of Telular or any of its subsidiaries to, any third party in connection with an Acquisition Proposal; or

  •
  resolve to, publicly propose, agree or publicly announce an intention to do any of the foregoing.

        From and after April 29, 2013 until the effective time of the Merger, Telular (and the Telular Board or any committee thereof) has agreed not to, and to cause its subsidiaries and to direct its and their respective Representatives not to, directly or indirectly:

  •
  adopt, approve, recommend, endorse or recommend (or publicly propose to adopt, approve, endorse or recommend) any Acquisition Proposal or any letter of intent, term sheet, or other contract contemplating an Acquisition Proposal or requiring Telular to abandon or terminate its obligations under the Merger Agreement;

  •
  withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, in a manner adverse to Parent and/or Purchaser, the Telular Board Recommendation, including failure to include such recommendations in the Schedule 14D-9;

  •
  approve or recommend, or publicly propose to approve or recommend, to the Telular's stockholders, an Acquisition Proposal;

  •
  fail to recommend against any Acquisition Proposal subject to Regulation 14D of the Exchange Act in any Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement of such Acquisition Proposal;

  •
  approve any transaction under, or any person becoming an "interested stockholder" under, Section 203 of the DGCL or any other applicable takeover statute,

  •
  if a "poison pill" adopted by Telular or any of its subsidiaries is in effect, without Parent's prior written consent (in its sole discretion), exempt any person or any transaction from the applicability of any restrictions set forth in such "poison pill" or otherwise render any of the restrictions set forth in such "poison pill" inapplicable to any person or any transaction; or

  •
  resolve to, publicly propose, agree or publicly announce an intention to do any of the foregoing.

        We refer to the actions described in the second, third and fourth bullet points above, collectively, as an "Adverse Recommendation Change."

        From and after 11:59 p.m., New York City time, on May 29, 2013, Telular has agreed to, and has agreed to cause its subsidiaries and Representatives to, (i) cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its Representatives with respect to any Acquisition Proposal and (ii) to promptly request that each third party (and such third party's representatives, if any) return or destroy all confidential information theretofore furnished to such person by or on behalf of Telular (and all analyses and other materials prepared by or on behalf of such person that contains, reflects or analyzes that information), except that until 11:59 p.m., New York City time, on June 8, 2013 (which we refer to as the "Cut-Off Date"), Telular (a) may solicit, initiate, knowingly engage in or knowingly facilitate or knowingly encourage the submission of any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (b) may enter into, continue or participate in any discussions or negotiations with, furnish any non-public information relating to Telular or any of its subsidiaries or afford access to the business, properties, assets, books or records of Telular or any of its subsidiaries in connection with an Acquisition Proposal and (c) is not required to comply with clauses (i) and (ii) of this paragraph, in each case, with any Excluded Party (as defined below) (but only for so long as such Excluded Party remains an Excluded Party); provided, however, that in certain circumstances the Cut-Off Date will be extended to the final four business days or two business days, as applicable, "matching" period described below.

        Notwithstanding the foregoing, if at any time prior to the closing of the Offer, in response to an Acquisition Proposal that is not withdrawn and that did not result from or arise in connection with a breach of the "no shop" provisions described above and that the Telular Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and Telular's outside legal counsel) constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined below) (we refer to such an Acquisition Proposal a "Qualified Acquisition Proposal"), Telular, directly or indirectly through its Representatives, may (i) engage in negotiations or discussions with such third party and its Representatives and furnish to such third party or its Representatives non-public information relating to Telular or any of its subsidiaries subject and pursuant to an Acceptable Confidentiality Agreement (a copy of which will promptly be provided to Parent) (provided that Telular (A) makes available to Parent any material information relating to Telular or its subsidiaries that is furnished or made available to such third party which was not previously, made available to Parent at substantially the same time it is made available to such third party and (B) Telular and its subsidiaries and their respective Representatives withhold such portions of documents or information, or provide pursuant to customary "clean-room" or other appropriate procedures, to the extent relating to any pricing or other matters that are highly sensitive or competitive in nature if the exchange of such information (or portions thereof) would, in Telular's reasonable judgment, reasonably be likely to be harmful to the operation of Telular or its subsidiaries in any material respect). Prior to entering into such negotiations or discussions or furnishing such information, the Telular Board is required to have determined in good faith, after consultation with outside legal counsel, that the failure to take any such action would be inconsistent with the directors' fiduciary duties to the holders of Share under applicable law and Telular delivers to Parent a written notice advising Parent that it will take such action.

        Telular has agreed that, from and after the 11:59 p.m., New York City time, on May 29, 2013 until the effective time of the Merger, it will notify Parent promptly (and, in any event, within 48 hours) after receipt by Telular (or any of its Representatives) of any Acquisition Proposal (or any amendment, modification or supplement thereto), which notice will include (i) the identity of such third party, (ii) copies of such Acquisition Proposal (or any material amendment, modification or supplement thereto), if written (including, for the avoidance of doubt, any documents relating to the financing of such Acquisition Proposal (portions of which may be redacted to the extent customary and required to comply with confidentiality provisions)), and (iii) reasonably detailed summaries of any oral Acquisition Proposal (or any material amendment, modification or supplement thereto). Telular will notify Parent promptly (and in any event within 48 hours) of any changes to such material terms and conditions and will keep Parent reasonably informed within 48 hours of any material developments regarding the status and terms thereof.

        From and after the execution and delivery of the Merger Agreement until the effective time of the Merger, Telular (and the Telular Board or any committee thereof) are not permitted to (x) make an Adverse Recommendation Change or (y) terminate the Merger Agreement in respect of an Acquisition Proposal, unless:

  •
  Telular or any of its Representatives receives a Qualified Acquisition Proposal that has not been withdrawn;

  •
  the Telular Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and Telular's outside legal counsel, that such Qualified Acquisition Proposal constitutes a Superior Proposal;

  •
  the Telular Board determines in good faith, after consultation with Telular's outside legal counsel, that failure to take such action would be inconsistent with the directors' fiduciary duties to the holders of Shares under applicable law;

  •
  (A) Telular provides a written notice to Parent and Purchaser that Telular will take such action on the fourth business day following the receipt of such notice setting forth the information described in the previous paragraph with respect to such Superior Proposal, and (B) during the four business day period following Parent's and Purchaser's receipt of such notice Telular will, and will cause its subsidiaries and Representatives to, negotiate in good faith with Parent, Purchaser and their respective Representatives (to the extent Parent, Purchaser or their Representatives desire to negotiate) to make adjustments and/or modifications to the terms and conditions of the Merger Agreement, the equity commitment letter, Debt Commitment Letter and limited guaranty; provided, however, that any material amendment to the financial terms or any other material amendment to any such Superior Proposal will require a new written notice to be delivered by Telular to Parent and Purchaser and Telular will be required to comply again with the requirements of this paragraph (provided that references to the four business day period above will be deemed to be references to a two business day period); and

  •
  following such four business day period (and any additional two business day period), the Telular Board again determines in good faith, (A) after consultation with a financial advisor of nationally recognized reputation and Telular's outside legal counsel, that such Qualified Acquisition Proposal continues to constitute a Superior Proposal (after taking into account and/or giving effect to any adjustments or modifications offered or proposed by Parent, Purchaser or their Representatives) and (B) after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the directors' fiduciary duties to the holders of Shares under applicable law.

        In addition, the Telular Board may also make an Adverse Recommendation Change at any time prior to the closing of the Offer if, but only if, an Intervening Event has occurred and is continuing and prior to making such Adverse Recommendation Change:

  •
  the Telular Board determines in good faith, after consultation with its outside legal counsel, that, as a result of such Intervening Event, the failure to make such Adverse Recommendation Change would be inconsistent with the directors' fiduciary duties to holders of Shares under applicable law;

  •
  Telular provides a written notice to Parent and Purchaser that Telular will effect an Adverse Recommendation Change after four business days following the receipt of such notice and describing such Intervening Event in reasonable detail;

  •
  during such four business day period following Parent's and Purchaser's receipt of such notice, Telular will, and will cause its subsidiaries and Representatives to, negotiate in good faith with Parent, Purchaser and their Representatives (to the extent Parent, Purchaser or their Representatives desire to negotiate) to make adjustments and/or modifications to the terms and conditions of this Agreement, the equity commitment letter, Debt Commitment Letter and limited guaranty; provided, however, that any change in the Intervening Event that would reasonably be expected to be material to the Telular Board's determination of such event or circumstance being an Intervening Event will require a new written notice to be delivered by Telular to Parent and Purchaser and Telular will be required to comply again with the requirements of this paragraph (provided that references to the four business day period above will be deemed to be references to a two business day period); and

  •
  following such four business day period (and any additional two business day period), the Telular Board again determines in good faith, after consultation with its outside legal counsel, that, as a result of such Intervening Event, the failure to make such Adverse Recommendation Change would be inconsistent with the directors' fiduciary duties to holders of Shares under applicable law (after taking into account and/or giving effect to any adjustments or modifications offered or proposed by Parent, Purchaser or their Representatives).

        Telular has agreed that in the event any of Telular's or its subsidiaries' Representatives take any action which, if taken by Telular or the Telular Board, would constitute a beach of the foregoing provisions, then Telular will be deemed to be in breach of such provisions for all purposes of the Merger Agreement.

        An "Acquisition Proposal" means, other than the transactions contemplated by the Merger Agreement, any bona fide offer, proposal or inquiry any third party relating to:

  •
  any acquisition or purchase, directly or indirectly, of (x) assets equal to 20% or more of the consolidated assets of Telular and its subsidiaries, (y) assets to which 20% or more of the consolidated revenues or earnings of Telular and its subsidiaries are attributable or (z) 20% or more of any class of equity or voting securities of Telular;

  •
  any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Telular; or

  •
  a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, investment, joint venture, liquidation, dissolution or other similar transaction involving Telular or any of its subsidiaries pursuant to which such third party would own or control, directly or indirectly (x) 20% or more of the consolidated assets of Telular and its subsidiaries or (y) 20% or more of the consolidated revenues or earnings of Telular and its subsidiaries.

        A "Superior Proposal" means a written Acquisition Proposal (with (x) the percentages set forth in clause (y) of the first bullet and clause (y) of the third bullet of the definition of Acquisition Proposal increased to sixty percent (60%) and all other percentages in the definition of Acquisition Proposal increased to one hundred percent (100%)) that is not withdrawn and that did not result from or arise in connection with a breach of the "no shop" provisions described above made by a third party that the Telular Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and Telular's outside legal counsel, (A) is reasonably likely to be consummated (without material modification of its terms), if accepted, and (B) is more favorable from a financial point of view to Telular's stockholders than the transactions contemplated by the Merger Agreement (taking into account and/or giving effect to any adjustments or modifications offered or proposed by Parent, Purchaser or their Representatives), in each case after taking into account the legal, financial

(including any break-up fees and expense reimbursement and the form of consideration), regulatory and other aspects of such Acquisition Proposal (including the availability of financing and potential stockholder litigation), the conditionality of and contingencies, the expected timing and risk of completion, the identity of such third party and such other factors as the Telular Board considers to be appropriate.

        "Excluded Party" means any third party, group of third parties or group that includes any third party (so long as such third party and the other members of such group, if any, who were members of such group immediately prior to 11:59 p.m., New York City time, on May 29, 2013 constitute at least 50% of the equity financing of such group at all times following 11:59 p.m., New York City time, on May 29, 2013 and prior to the termination of the Merger Agreement) from whom Telular has received, after the execution and delivery of the Merger Agreement and prior to 11:59 p.m., New York City time, on May 29, 2013, a written Acquisition Proposal that is not withdrawn and that did not result from or arise in connection with a breach of the "go shop" provisions described above that the Telular Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and Telular's outside legal counsel) prior to 11:59 p.m., New York City time, on May 29, 2013 is, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that any such third party or group will cease to be an Excluded Party for so long as such Acquisition Proposal (and any amendment, modification or supplement thereto) ceases to constitute, or reasonably be expected to lead to, a Superior Proposal.

        "Intervening Event" means a material event or circumstance (other than in connection with or relating to an Acquisition Proposal) affecting the business, assets or operations of Telular or its subsidiaries that was not known to Telular or the Telular Board at or prior to the execution and delivery of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any consequence thereof, becomes known to Telular or the Telular Board after April 29, 2013 and prior to the closing of the Offer.

  Financing.

        Each of Parent and Purchaser has agreed to use its reasonable best efforts to obtain the equity and debt financing on the terms and conditions described in the equity commitment letter and the Debt Commitment Letter, and will not permit any amendment or modification to be made to, or any waiver of any provision under, the equity commitment letter or the Debt Commitment Letter if such amendment, modification or waiver (i) reduces (or would have the effect of reducing) the aggregate amount of the cash proceeds available from financing or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the financing, or otherwise expands, amends or modifies any other provision of the equity commitment letter or the Debt Commitment Letter in a manner that would reasonably be expected to (A) materially delay or prevent or make less likely the funding of the financing (or satisfaction of the conditions to the financing) on the date of the closing of the Offer or (B) materially and adversely impact the ability of Parent or Purchaser to enforce its rights against other parties to the equity commitment letters or the Debt Commitment Letter (provided that, subject to compliance with the other provisions of the Merger Agreement related to the financing, Parent and Purchaser may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners, agents, and other similar entities or modify the pricing terms).

        Each of Parent and Purchaser will use its reasonable best efforts:

  •
  to maintain in full force and effect the equity commitment letter and the Debt Commitment Letter;

  •
  to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter (or on terms no less favorable to Parent or Purchaser (in the reasonable judgment of Parent) than the terms and conditions in the Debt Commitment Letter);

  •
  to satisfy on a timely basis all conditions to funding applicable to Parent and Purchaser to funding in the Debt Commitment Letter and in the equity commitment letter that are within their control;

  •
  in the event that all conditions in the equity commitment letter and the Debt Commitment Letter and the Merger Agreement have been satisfied, to consummate the equity and debt financing at or prior to the closing of the Offer; and

  •
  to comply with its obligations under the equity commitment letters and the Debt Commitment Letter.

        Parent has agreed to keep Telular reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the debt financing and to provide to Telular copies of the material definitive agreements for the debt financing.

        Parent and Purchaser have agreed to give Telular prompt notice (and, in any event, within 48 hours) (i) of any breach or default by any party to any of the equity commitment letters or the Debt Commitment Letter of which Parent or Purchaser becomes aware, (ii) of the receipt of any written notice from any financing source with respect to any actual or potential breach, default, termination or repudiation by, or any material, dispute or disagreement between or among, any party to any of the equity commitment letters or the Debt Commitment Letter with respect to the obligation to fund the financing or the amount of financing to be funded at the closing of the Merger and (iii) if at any time for any reason Parent or Purchaser believes in good faith that it will not be able to obtain the financing in an amount sufficient to consummate the Merger and the Offer on substantially the same terms and conditions, in the manner or from the sources contemplated by the equity commitment letter or the Debt Commitment Letter.

        Upon the occurrence of any circumstance referred to in the preceding paragraph or if any portion of the debt financing otherwise becomes unavailable, and such portion is necessary to fund an amount sufficient to consummate the Merger upon the terms contemplated by the Merger Agreement and pay all related fees and expenses of Parent, Purchaser and their respective Representatives pursuant to the Merger Agreement, Parent and Purchaser have agreed to use their reasonable best efforts to arrange and obtain in replacement thereof alternative financing from the same or alternative sources on terms and conditions that are no less favorable (in the reasonable judgment of Parent) to Parent and Purchaser, taken as a whole, than those set forth in the Debt Commitment Letter, in an amount when added to the portion of the financing being replaced that is still available, to consummate the transactions contemplated by the Merger Agreement as promptly as practicable following the occurrence of such event.

        In no event will the reasonable best efforts of Parent or Purchaser be deemed or construed to require Parent or Purchaser to, and neither Parent nor Purchaser will be required to, (i) seek equity financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the equity commitment letter, (ii) pay any fees in excess of those contemplated by the equity commitment letter or Debt Commitment Letter or (iii) agree to any term that is outside of, or less favorable than, any applicable economic provision of the Debt Commitment Letter or any related fee letter (including any flex provision therein).

  Indemnification and Insurance.

        For the later of (i) six years after the closing of the Offer and (ii) the expiration of the applicable statute of limitation, Parent has agreed to cause Telular to the extent permitted by applicable law, to indemnify, defend and hold harmless against any losses, claims, damages, liabilities, reasonable and documented costs, reasonable and documented expenses (including attorney's fees and expenses), fines and amounts paid in settlement incurred in connection with any threatened or actual claim or proceeding, and provide advancement of expenses to all the present and former officers, directors, employees and agents (including fiduciaries with respect to employee benefit plans) of Telular or any of its subsidiaries (we refer to each as an "Indemnified Person"), to the same extent such Indemnified Persons are indemnified or have the right to advancement of expenses as of April 29, 2013 by Telular pursuant to Telular's certificate of incorporation, bylaws and the indemnification agreements of Telular in existence on April 29, 2013 with any directors and officers of Telular.

        Prior to the closing of the Offer, Telular will obtain and fully pay the premium for a non-cancellable extension of the directors' and officers' liability coverage of Telular's existing directors' and officers' insurance policies and Telular's existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the Merger with respect to any claim related to any period or time at or prior to the effective time of the Merger (including claims with respect to the adoption of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement); provided that the cost per annum payable for such "tail" insurance policy will not exceed 300% of the amount per annum Telular paid in its current fiscal year and if the cost for such "tail" insurance policy exceeds such maximum premium, then Telular will obtain a policy with the greatest coverage available for a cost not exceeding such maximum premium.

        If Telular for any reason fails to obtain such "tail" insurance policy as of the closing of the Offer, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the effective time of the Merger the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Telular in place as of April 29, 2013 with benefits and levels of coverage at least as favorable as that provided under Telular's existing policies as of April 29, 2013, or the Surviving Corporation will, and Parent will cause the Surviving Corporation to purchase comparable policies for such six-year period with benefits and levels of coverage at least as favorable as provided under Telular's existing policies as of April 29, 2013; provided that the cost per annum payable for such "tail" insurance policy will not exceed such maximum premium and if the cost for such "tail" insurance policies exceeds such maximum premium, then the Surviving Corporation will, and Parent will cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such maximum premium.

  Employee Matters.

        Until December 31, 2013, with respect to United States employees of Telular or its subsidiaries immediately before the effective time of the Merger who remain employed during the requisite period (which we refer to as "Company Employees"), Parent will, or will cause the Surviving Corporation to, provide compensation and employee benefits that, taken as a whole, are substantially comparable in the aggregate to those provided under Telular's benefit plans as of April 29, 2013 (other than any equity or equity-based and nonqualified retirement or deferred compensation plans or arrangements).

        During the 12-month period following the effective time of the Merger, Parent will, or will cause the Surviving Corporation to, assume, honor and continue, until all obligations thereunder have been satisfied, all of Telular's employment, severance, change in control, retention and termination plans and agreements that have been disclosed to Parent, in each case, as in effect on April 29, 2013, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by the Merger Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable law or entered into with the consent of the applicable Company Employee.

        With respect to any employee benefit plan, program, policy or arrangement, including 401(k), vacation, paid-time off and severance plans, but other than any equity or equity-based plan, maintained by the Surviving Corporation or any of its affiliates in which Company Employees are entitled to participate and that replaces an equivalent Telular benefit plan, for purposes of determining eligibility to participate, level of benefits, and vesting, each Company Employee's service with Telular or any of its subsidiaries (as well as service with any predecessor employer of Telular or any such subsidiary, to the extent service with the predecessor employer is recognized by Telular or such subsidiary) will be treated as service with the Surviving Corporation or its affiliates, to the extent recognized prior to the effective time of the Merger for the same purpose under the equivalent Telular benefit plan; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation.

        The Surviving Corporation is obligated to use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any health benefit plans maintained by the Surviving Corporation or any of its affiliates in which Company Employees (and their eligible dependents) will be eligible to participate that replace an equivalent Telular benefit plan that is a health benefit plan in the plan year in which the effective time of the Merger occurs, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Telular benefit plan immediately prior to the effective time of the Merger. The Surviving Corporation will use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the effective time of the Merger occurs for purposes of satisfying such year's deductible and co-payment limitations under any health benefit plans in which they will be eligible to participate that replace an Telular benefit plan that is a health benefit plan in the plan year in which the effective time of the Merger occurs.

  Reasonable Efforts; Other Agreements.

        Telular and Parent have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement as promptly as practicable (taking into account the anticipated timing of the Marketing Period), including (i) preparing and filing as promptly as practicable with any governmental authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, licenses, waivers and other confirmations required to be obtained from any governmental authority or third parties that are necessary to consummate the transactions contemplated by the Merger Agreement and (iii) making all filings necessary to update and correct title to Telular's owned intellectual property with the applicable governmental authorities.

        In furtherance and not in limitation of the foregoing, each of Parent and Telular have agreed to make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the "HSR Act"), with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Each of Parent and Telular have agreed to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as practicable. Parent, Purchaser and their subsidiaries will not be obligated to, and Telular will not and cause each of its subsidiaries to not, agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of Telular or its subsidiaries or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of Telular and its subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of Telular and its subsidiaries.

  FCC Approvals.

        Each of Telular and Parent has agreed to prepare and file application(s) or notification(s) under any law or government regulation that requires the prior approval or consent of, or notification(s) to, a governmental authority for the consummation of the transactions contemplated by the Merger Agreement, including all required filings with, or applications to, the FCC for its grant of approval for the transfer of control to Parent of any authorization(s) issued by the FCC to Telular or its subsidiaries, as promptly as practicable and in any event by May 6, 2013, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by the FCC or any other governmental authority in connection therewith and to take all other actions necessary, proper or advisable to cause the FCC to issue such grant of approval and other governmental authorities to issue their approval or consent, as required. As of May 3, 2013, Parent and Telular have jointly filed an application with the FCC seeking approval for transfer of control of this license. In the event that any petition for reconsideration or appeal of such grant of approval by the FCC or any other required governmental authority consent or approval is filed, Telular and Parent will cooperate and use their respective commercially reasonable efforts to oppose any such petition or appeal. In the event that the FCC issues a decision rescinding its grant of approval or any governmental authority rescinds its consent or approval, Parent and Telular will cooperate and use their respective commercially reasonable efforts to seek reconsideration and to appeal such decision. In the event that, notwithstanding the cooperation and commercially reasonable efforts of Telular and the Parent, the FCC rescinds its grant of approval, or any governmental authority rescinds its consent or approval, by a final order as to which no further reconsideration or appeal is available, Telular and the Parent agree to cooperate to comply with such final order with the plan of action for that compliance to be mutually agreed upon by Telular and Parent.

  Other Covenants.

        The Merger Agreements contains other covenants, including, but not limited to, covenants relating to access to information, financing cooperation, takeover statutes, FIRPTA certificate, Rule 14d-10 matters, Section 16 matters, director resignations, obligations of Purchaser, public announcements, further assurances, notices of certain events, stock exchange de-listing and transaction litigation.

  Termination.

        The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the effective time of the Merger (notwithstanding any approval of the Merger Agreement by the stockholders of Telular) as follows:

(1)
by mutual written agreement of Telular and Parent.

(2)
a.
by Telular, upon written notice to Parent, if the closing of the Offer has not occurred on or before the Outside Date; provided, however, that any purported termination of the Merger Agreement pursuant to this paragraph will be deemed to be a termination pursuant to paragraph (4)(c) below if, at the time of such purported termination, Telular would have been entitled to terminate the Merger Agreement pursuant to paragraph (4)(c) below; provided, further, that any purported termination of the Merger Agreement pursuant to this paragraph will be deemed to be a termination pursuant to paragraph (4)(b) if, at the time of such purported termination, Telular would have been entitled to terminate the Merger Agreement pursuant to paragraph (4)(b) below;

  b.
  by Parent, upon written notice to Telular, if the closing of the Offer has not occurred on or before the Outside Date; provided, however, that any purported termination of the Merger Agreement pursuant to this paragraph will be deemed to be a termination pursuant to paragraph (3)(b) if, at the time of such purported termination, Parent would have been entitled to terminate the Merger Agreement pursuant to paragraph (3)(b) below; provided, further, that any purported termination of the Merger Agreement pursuant to this paragraph will be deemed to be a termination pursuant to paragraph (4)(c) below if, at the time of such purported termination, Telular would have been entitled to terminate the Merger Agreement pursuant to paragraph (4)(c) below; or

  c.
  by either Telular or Parent, upon written notice to the other party, if any applicable law has become final and non-appealable and have the effect of permanently making illegal, enjoining or otherwise prohibiting consummation of the Offer or the Merger; provided that the right to terminate the Merger Agreement pursuant to this paragraph will not be available to any party whose material breach of any provision of the Merger Agreement results in the issuance of such applicable law;

(3)
by Parent prior to the closing of the Offer, upon written notice to Telular:

a.
if (i) an Adverse Recommendation Change has occurred, (ii) Telular, the Telular Board or any committee thereof has materially breached (or is deemed to have materially breached) any of its "no shop" obligations described under "—Acquisition Proposals" above or (iii) following a written request by Parent to Telular, the Telular Board fails to publicly reaffirm its recommendation after Parent's written request therefor and the Telular Board continues to fail to publicly reaffirm its recommendation with respect to the Offer as of the date the Merger Agreement is terminated pursuant to this paragraph (subject to certain terms, conditions and limitations); or

b.
if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Telular set forth in the Merger Agreement has occurred that would the conditions to the Offer set forth in the second or third bullet in Section 15 not to be satisfied, and such breach has not been or is incapable of being cured by the earlier of (A) the Outside Date and (B) 30 days after Telular's receipt of written notice from Parent; provided that this right to terminate the Merger Agreement will not be available to Parent to the extent Parent or Purchaser materially breached any of its representations, warranties, covenants or agreements set forth in the Merger Agreement;

(4)
by Telular upon written notice to Parent:

a.
prior to the closing of the Offer if the Telular Board authorizes Telular to enter into an alternative acquisition agreement with respect to (and in order to accept) a Superior Proposal in accordance with its "no shop" obligations described under "—Acquisition Proposals" above and substantially concurrently with such termination, enters into such Alternative Acquisition Agreement; provided that as a condition to such termination of the Merger Agreement pursuant to this paragraph Telular will pay the applicable termination fee described under "—Termination Fees" below;

b.
prior to the closing of the Offer if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Purchaser set forth in the Merger Agreement has occurred that would have a material adverse effect on the ability of Parent and/or Purchaser to consummate the Offer, and such breach has not been or is incapable of being cured by the earlier of (A) the Outside Date or (B) 30 days after Parent's receipt of written notice thereof from Telular; provided that this right to terminate the Merger

    Agreement will not be available to Telular to the extent it has materially breached any of its representations, warranties, covenants or agreements set forth in the Merger Agreement; or

  c.
  if (A) Purchaser has failed to consummate the Offer by the Outside Date, (B) the Marketing Period has ended and (C) all of the conditions to the Offer (other than the Funding Condition) have been satisfied as of the final Expiration Time; provided, that if the Minimum Condition had been satisfied as of the last Expiration Time prior to Purchaser first extending the Expiration Time pursuant to the second to last paragraph described under "—Extension" above, if applicable, then the Minimum Condition will be deemed to have been satisfied as of the final Expiration Time.

  Termination Fees.

  •
  If the Merger Agreement is terminated by Parent pursuant to Parent's termination right described in clauses (i) or (iii) of clause (3)(a) above in "—Termination" or by Telular pursuant to Telular's termination right described in clause (4)(a) above in "—Termination," then Telular will be obligated to pay $8,200,000 to Parent (or one or more persons designated by Parent) in immediately available funds, in the case of a termination by Parent, within two business days after such termination and, in the case of a termination by Telular, immediately before and as a condition to such termination; provided, however, that in the event that the Merger Agreement is terminated on or before the Cut-Off Date pursuant to either (x) clause (i) of Parent's termination right described in clause (3)(a) above in "—Termination" as a result of an Adverse Recommendation Change effected pursuant to and in accordance with the obligations described under "—Acquisition Proposals" in response to a Superior Proposal made by an Excluded Party or (y) Telular's termination right described in clause (4)(a) above in "—Termination" and the applicable alternative acquisition agreement with respect to a Superior Proposal that is entered into substantially concurrently with the termination of the Merger Agreement is with an Excluded Party, then Telular will be obligated to pay, or cause to be paid, to Parent (or one or more persons designated by Parent) $4,100,000 (instead of $8,200,000) in immediately available funds, in the case of a termination by Parent, within two business days after such termination and, in the case of a termination by Telular, immediately before and as a condition to such termination.

  •
  If the Merger Agreement is terminated by Parent pursuant to Parent's termination right described in clause (ii) of clause (3)(a) above in "—Termination," then Telular will be obligated to pay, or cause to be paid, to Parent (or one or more persons designated by Parent) $4,100,000 in immediately available funds within two business days after such termination; provided, however, that if within 12 months following the date of such termination, any Acquisition Proposal (regardless of when made) is consummated or entered into and at any time thereafter consummated, then Telular will be obligated to pay to Parent (or one or more persons designated by Parent) in immediately available funds, concurrently with such consummation, an amount (not less than zero) equal to $8,200,000 minus any amount previously paid pursuant to this paragraph; provided, further, that if the material breach of Telular's obligations described under "—Acquisition Proposals" was a consequence of an act taken by Telular or its Representatives, or the failure by Telular or its Representatives to take an act required to be taken under the Merger Agreement, with the actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a material breach of such obligations, then Telular will be obligated to pay, or cause to be paid, to Parent (or one or more persons designated by Parent) the full $8,200,000 within two business days following such termination, in lieu of any other fee pursuant to this paragraph.

  •
  If (i) the Merger Agreement is terminated by either Telular or Parent because the Offer had not been consummated on or before the Outside Date or by Parent pursuant to Parent's termination right described in clause (3)(b) above in "—Termination" (but, in that case, only if the failure to satisfy the condition specified therein results from an intentional and material breach by Telular of any of its representations, warranties, covenants or agreements contained in the Merger Agreement), and (ii) within 12 months following the date of such termination, any Acquisition Proposal (regardless of when made) is consummated or entered into and at any time thereafter consummated, then Telular will be obligated to pay to Parent (or one or more persons designated by Parent) in immediately available funds, concurrently with such consummation, $8,200,000; provided that for the purposes of this paragraph, all references to "20%" in the definition of "Acquisition Proposal" will be deemed to be references to "50%".

  •
  In the event that the Merger Agreement is terminated by Telular pursuant to its termination right described in clause (4)(b) above in "—Termination" (but only if the breach by Parent or Purchaser of any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement was a principal factor of the failure to consummate the Offer) or Telular's termination right described in clause (4)(c) above in "—Termination," then Parent will be obligated to pay or cause to be paid to Telular in immediately available funds $14,050,000 within two business days after such termination. The sponsors have agreed to guarantee Parent's obligation to pay such amount, as described under "—The Limited Guaranty" below.

  Remedies.

        Other than as described below with respect to specific performance, the termination fees described above are the sole and exclusive remedy of the parties to the Merger Agreement for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform under the Merger Agreement (whether intentionally, willfully or otherwise) or otherwise. The parties to the Merger Agreement have agreed that they will be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement by the others and to enforce specifically the terms and provisions of the Merger Agreement, including each party's obligation to consummate the Merger (including Telular being entitled to cause Parent or Purchaser to exercise all rights at law or in equity to enforce the Debt Commitment Letter and the equity commitment letter to cause the debt financing or equity financing, as applicable, to be funded); provided, however, that Telular's right to obtain an injunction, specific performance or other equitable relief may not be enforced to cause the Offer or the Merger to be consummated, the Offer Price or Merger Consideration to be paid or the equity financing to be funded, whether under the Merger Agreement or the equity commitment letter, unless: (i) all of the conditions to the Offer have been satisfied or, to the extent permissible, waived as of the then-scheduled Expiration Time; (ii) the Lenders have irrevocably and unconditionally confirmed in writing that the financing provided for by the Debt Commitment Letter will be funded at the closing of the Offer if the equity financing is funded at the closing of the Offer; and (iii) Telular has irrevocably and unconditionally confirmed in writing that if specific performance is granted and the equity financing and debt financing are funded, then the closing of the Merger will occur; provided, further, that Telular's right to obtain an injunction, specific performance or other equitable relief may not be enforced to cause the debt financing to be funded, whether under the Merger Agreement or the Debt Commitment Letter, unless: (a) all of the conditions to the Offer (other than the Funding Condition) have been satisfied or, to the extent permissible, waived as of the then-scheduled Expiration Time; and (b) Telular has irrevocably and unconditionally confirmed in writing that if specific performance is granted and the equity financing and debt financing are funded, then the closing of the Merger will occur.

The Equity Commitment Letter.

        Parent has received an equity commitment letter from the Sponsors, pursuant to which the Sponsors have collectively committed to purchase (or cause a permitted assignee to purchase), directly or indirectly, at or immediately prior to the closing of the Offer, $140.5 million of equity securities of Parent in the aggregate, solely for the purpose of allowing Parent to fund a portion of the amounts required to be funded by Parent pursuant to Article 2 of the Merger Agreement to consummate the Offer, pursuant to Article 3 of the Merger Agreement to consummate the Merger, and to pay related fees and expenses thereof.

        The funding of the equity financing is subject to (a) there having been no amendment or modification to the Merger Agreement that is not approved in writing by the Sponsors, (b) the satisfaction or waiver by Purchaser (with the prior written approval of the Sponsors) of each of the condition to the Offer as of the Expiration Time, (c) the substantially contemporaneous consummation of the Offer and the Merger in accordance with the terms of the Merger Agreement (including to the extent that Telular obtains, in accordance with the terms, and subject to the satisfaction of the conditions, set forth in the Merger Agreement (and described under Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—Remedies"), an order requiring Parent to specifically perform its obligations pursuant to the terms of the Merger Agreement to cause the financing of the Sponsors to be funded in connection with the consummation of the Offer and the Merger) and the contemporaneous issuance of equity securities of Parent, directly or indirectly, to the Sponsors and (d) the receipt of debt financing under the Credit Facilities pursuant to the Debt Commitment Letter prior to or contemporaneously with such funding by the Sponsors.

        This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the equity commitment letter, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

The Limited Guaranty.

        The Sponsors have irrevocably and unconditionally guaranteed to Telular the payment, if and when required and due, of (a) Parent's $14,050,000 termination fee to the extent such payment obligation is due and payable by Parent pursuant to the terms and conditions of the Merger Agreement and subject to the limitations on liability set forth in the Merger Agreement, (b) any expense reimbursement or indemnification obligation of Parent in connection with Parent's financing and Telular's obligation to cooperate with Parent to obtain such financing to the extent such obligation is due and payable by Parent pursuant to the terms and conditions of the Merger Agreement (which amount will not exceed $100,000 without the prior consent of Parent), and (c) to the extent that Telular is the prevailing party in connection with the enforcement of its rights under or in respect of the limited guaranty, all reasonable out-of-pocket costs and expenses (including attorney's fees and expenses) incurred by Telular in connection with the enforcement of its rights under or in respect of the limited guaranty.

        No Sponsor will have any further liability or obligation under the limited guaranty from and after the earliest of (a) the closing of the Offer, (b) termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement for which Parent's $14,050,000 termination fee is, in accordance with the Merger Agreement, due and owing by Parent or Purchaser (which we refer to as a "Qualifying Termination")) and (c) the 120th day after a Qualifying Termination unless prior to the 120th day after such Qualifying Termination, Telular has commenced a suit, action or other proceeding (x) against Parent or Purchaser alleging that Parent's $14,050,000 termination fee is due and owing or (y) against the Sponsors that amounts are due and owing from the Sponsors pursuant to the limited guaranty (which we refer to as a "Qualifying Suit"); provided that if a Qualifying Termination has occurred and a Qualifying Suit is filed prior to the 120th day after a Qualifying Termination, no Sponsor will have any further liability or obligation under the limited guaranty from and after the earliest of (i) the closing of the Offer, (ii) a final non-appealable resolution of such Qualifying Suit determining that either Parent or Purchaser does not owe the $14,050,000 termination fee, or that the Sponsors do not owe any amount pursuant to the limited guaranty, (iii) a written agreement among the Sponsors and Telular terminating the obligations and liabilities of the Sponsors pursuant to the limited guaranty and (iv) payment of $14,050,000 by the Sponsors, Parent or Purchaser or such other amount for which the Sponsors, Parent or Purchaser is held liable pursuant to such resolution of such Qualifying Suit.

        This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the limited guaranty, a copy of which has been filed as Exhibit (d)(2) to the Schedule TO and is incorporated herein by reference.

12.  Purpose of the Offer; Plans for Telular.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, Telular. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. If the Offer is successful, Purchaser intends to consummate the Merger as promptly as practicable.

        On April 28, 2013, the board of directors of Telular (which we refer to as the "Telular Board") unanimously (i) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that it is in the best interests of Telular and its stockholders that Telular enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein, (iii) declared that the terms of the Offer and the Merger are fair to Telular and its stockholders that are unaffiliated with Parent and (iv) recommended that Telular's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, approve the Merger Agreement.

        If Parent and Purchaser acquire more than 90% of the outstanding Shares, including through exercise of the Top-Up Option, Purchaser, subject to the satisfaction or waiver of the conditions to the Merger, will complete the Merger through the "short form" procedures available under Section 253 of the DGCL (without a meeting of Telular's stockholders). Parent and Purchaser expect that if the Offer is consummated, there would be enough Shares issuable pursuant to the Top-Up Option to cause Purchaser to own more than 90% of the outstanding Shares and to allow Purchaser to consummate the Merger immediately after the consummation of the Offer. Upon consummation of the Merger, Telular would become a wholly-owned subsidiary of Parent and will no longer be publicly owned. At the effective time of the Merger, the certificate of incorporation of Telular will be amended at the effective time of the Merger to read in its entirety as set forth on an exhibit to the Merger Agreement and the by-laws of Telular will be amended at the effective time of the Merger to read in their entirety as the by-laws of Purchaser in effect immediately prior to the effective time of the Merger. Immediately following the effective time of the Merger, the directors and officers of Purchaser at the effective time of the Merger will be the directors and officers of the Surviving Corporation.

        Appraisal Rights.    Under Section 262 of the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of Telular who do not tender their Shares in the Offer will have the right to demand appraisal of their Shares under the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to, and do not in any manner address, fair value under the DGCL.

        Plans for Telular.    If Parent and Purchaser acquire more than 90% of the outstanding Shares, including through exercise of the Top-Up Option, Purchaser, subject to the satisfaction or waiver of the conditions to the Merger, will complete the Merger through the "short form" procedures available under Section 253 of the DGCL (without a meeting of Telular's stockholders). Parent and Purchaser expect that if the Offer is consummated, there would be enough Shares issuable pursuant to the Top-Up Option to cause Purchaser to own more than 90% of the outstanding Shares and to allow Purchaser to consummate the Merger immediately after the consummation of the Offer. Upon consummation of the Merger, Telular would become a wholly-owned subsidiary of Parent and will no longer be publicly owned. Immediately following the effective time of the Merger, the directors and officers of Purchaser at the effective time of the Merger will be the directors and officers of the Surviving Corporation. Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of Telular will be continued substantially as they are currently being conducted, except that Telular's current President and CEO will resign effective as of the effective time of the Merger. Parent expects that Allen Yurko will act as interim CEO of the Surviving Corporation from and after the effective time of the Merger and until his replacement is duly appointed and qualified, or until his earlier death, removal or resignation. Following the effective time of the Merger, Telular's dividend policy will not be continued. Parent will continue to evaluate the business and operations of Telular during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing.

        Except as described above or elsewhere in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Telular or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Telular or any of its subsidiaries, (iii) any change in the Telular Board or management of Telular, (iv) any material change in Telular's capitalization or dividend policy, (v) any other material change in Telular's corporate structure or business, (vi) a class of securities of Telular being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Telular being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.  Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    The Shares are currently quoted on Nasdaq. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC (the "Nasdaq Stock Market"), the Nasdaq Stock Market would consider disqualifying the Shares for listing on Nasdaq (though not necessarily for listing on The Nasdaq Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of holders of Shares (including both holders of beneficial interest and record holders) falls below 400, the market value of publicly held Shares is less than $5 million, there are fewer than two active and registered market makers in the Shares, the Company has stockholders' equity of less than $10 million, or the bid price for the Shares is less than $1. Furthermore, the Nasdaq Stock Market would consider delisting the Shares from the Nasdaq Stock Market altogether if, among other possible grounds, (i) the number of publicly held Shares falls below 500,000, (ii) the total number of holders of Shares (including both holders of beneficial interest and record holders) falls below 300, (iii) the market value of publicly held Shares is less than $1 million, (iv) there are fewer than two active and registered market makers in the Shares, (v) the bid price for the Shares is less than $1 or (vi)(A) the Company has stockholders' equity of less than $2.5 million, (B) the market value of the Company's listed securities is less than $35 million and (C) the Company's net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of the Company, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for Nasdaq or are delisted from Nasdaq altogether, the market for the Shares will be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Telular upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        We intend to seek to cause Telular to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Telular to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Telular. Furthermore, the ability of "affiliates" of Telular and persons holding "restricted securities" of Telular to dispose of such securities pursuant to Rule 144 under the United States Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.  Dividends and Distributions.

        As discussed in Section 11—"The Merger Agreement; Other Agreements," the Merger Agreement provides that from April 29, 2013 to the effective time of the Merger, without the prior written approval of Parent, Telular will not, and will not allow its subsidiaries to, authorize, pay or make any dividends, distributions or redemptions of Shares.

15.  Certain Conditions of the Offer.

        Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) Purchaser's right to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser will not be required to, and Parent will not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to promptly pay for or return tendered Shares after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares that have not been validly withdrawn pursuant to the Offer, if at any then-scheduled Expiration Time:

  •
  the Minimum Condition has not been satisfied;

  •
  (i) Telular shall have failed to have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it prior to or as of the closing of the Offer; and (ii) (A) the representations and warranties of Telular relating to the absence of a Material Adverse Effect shall not be true and correct in all respects as of the specified time set forth therein, (B) the representations and warranties of Telular relating to corporate existence and power, corporate authorization, capitalization, subsidiaries, finders' fees and state antitakeover statues shall not be true and correct in all respects at and as of the closing of the Offer as if made at and as of such time (other than (x) such representations and warranties that by their terms address matters only as of another specified time, which shall not be true and correct only as of such time and (y) solely with respect to Telular's reprehensions and warranties relating to capitalization, de minimis errors) and (C) the other representations and warranties of Telular contained in Article 5 of the Merger Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall not be true and correct at and as of the closing of the Offer as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall not be true and correct only as of such time), with, in the case of this clause (C) only such exceptions as have not had and would not reasonably be expected to have a Material Adverse Effect;

  •
  since April 29, 2013, there has occurred a "Material Adverse Effect;"

  •
  Parent shall not have received a certificate signed by an executive officer of Telular certifying that the conditions to the Offer set forth in the preceding two bullets have been satisfied as of immediately prior to the then-scheduled Expiration Time;

  •
  any applicable law shall be in effect that makes illegal, enjoins, prevents or otherwise prohibits consummation of the Offer or the Merger;

  •
  any applicable waiting period (or extension thereof) under the HSR Act relating to the Offer or the Merger shall not have expired or been terminated;

  •
  the FCC Condition has not been satisfied;

  •
  the SEC has not confirmed to Purchaser and Telular that it has completed its review of, and has no further comments on, the Schedule TO and related Schedule 14D-9;

  •
  in the event that the exercise of the Top-Up Option is necessary to ensure that Parent or Purchaser owns at least 90% of the Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities convertible or exercisable into Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) immediately after the closing of the Offer, there shall exist under applicable law any restriction or legal impediment on Purchaser's ability and right to exercise the Top-Up Option or Telular's ability to issue Shares pursuant to the Top-Up Option to Purchaser, or the Shares to be issued pursuant to the Top-Up Option together with the Shares validly tendered and not validly withdrawn in the Offer are not sufficient for Purchaser to own at least one Share more than 90% of the Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities convertible or exercisable into Shares regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof);

  •
  the Funding Condition has not been satisfied; or

  •
  the Merger Agreement has been terminated in accordance with its terms.

        For purposes of determining whether the Minimum Condition has been satisfied and the determination as to whether the Top-Up Option can be exercised, as described above, any Shares tendered pursuant to the Offer subject to notices of guaranteed delivery will be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Purchaser, except as otherwise mutually agreed to by the Company and Parent.

        In accordance with the position of the staff of the SEC, Purchaser expects to extend the Offer, if necessary, to ensure that at least five business days will remain prior to the Expiration Time following disclosure of the satisfaction or waiver of the Funding Condition, which satisfaction or waiver will be disseminated in a manner reasonably calculated to inform security holders thereof.

        The conditions described above are the only conditions to the Offer and are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. If Purchaser extends or terminates the Offer, Purchaser and/or Parent will make a public announcement not later than 9:00 a.m., New York City time, on the next business day after the day of the then-scheduled Expiration Time informing Telular stockholders of such extension and/or termination. See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—The Offer."

        The conditions described above are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and applicable law, may be waived by Parent and Purchaser, in whole or in part, at any time prior to any then-scheduled expiration of the Offer in their sole discretion (other than the Minimum Condition). Any determination by Purchaser to assert the non-satisfaction of any of the above conditions to the Offer will be made in Purchaser's reasonable discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

16.  Certain Legal Matters; Regulatory Approvals.

  General.

        Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by Telular with the SEC and other publicly available information concerning Telular, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Telular's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Telular's business, or certain parts of Telular's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Certain Conditions of the Offer."

  Litigation.

        On May 2, 2013, a putative stockholder class action complaint was filed in the Chancery Division of the Circuit Court of Cook County, Illinois, captioned Nicholas v. Telular Corp. et al., Case No. 2013-CH-11752 (which we refer to as the "Nicholas Complaint"). The Nicholas Complaint names as defendants Telular and certain officers and directors of the Telular Board (whom we refer to as the "Nicholas Complaint Telular Defendants"). The Nicholas Complaint asserts two causes of action: breach of fiduciary duty against the Nicholas Complaint Defendants and aiding and abetting a breach of fiduciary duty against Telular. The Nicholas Complaint alleges that the Nicholas Complaint Telular Defendants breached their fiduciary duties by causing Telular to enter into the Merger Agreement, by agreeing to sell Telular at an inadequate price, by failing to maximize the value of Telular, and by agreeing to preclusive deal protection devices that unduly restrict the ability of other potential acquirers to bid successfully for Telular. The plaintiff in the Nicholas Complaint seeks an injunction prohibiting consummation of the proposed transaction, rescission, to the extent already implemented, of the Merger Agreement, and fees and costs associated with prosecuting the action. The foregoing description is qualified in its entirety by reference to the Nicholas Complaint, which is filed as Exhibit (a)(5)(B) to the Schedule TO and incorporated herein by reference.

        On May 6, 2013, a putative stockholder class action complaint was filed in the Chancery Court of the State of Delaware, captioned Eichenbaum v. Telular Corp. et al., Case No. 8527 (which we refer to as the "Eichenbaum Complaint"). The Eichenbaum Complaint names as defendants Telular, certain officers and directors of the Telular Board (whom we refer to as the "Eichenbaum Complaint Individual Defendants"), Avista Capital Partners, Parent and Purchaser. The complaint asserts two causes of action: breach of fiduciary duty against the Eichenbaum Complaint Individual Defendants and aiding and abetting a breach of fiduciary duty against Telular, Avista Capital Partners, Parent and Purchaser. The Eichenbaum Complaint alleges that the Eichenbaum Complaint Individual Defendants breached their fiduciary duties by causing Telular to enter into the Merger Agreement, by agreeing to sell Telular at an inadequate price, by failing to maximize the value of Telular, and by agreeing to preclusive deal protection devices that unduly restrict the ability of other potential acquirers to bid successfully for Telular. The plaintiff in the Eichenbaum Complaint seeks an injunction prohibiting consummation of the proposed transaction, rescission and rescissory damages (to the extent the proposed transaction has already been consummated), an accounting by the Eichenbaum Complaint Individual Defendants to the class for all damages suffered as a result of the alleged wrongdoing, and fees and costs associated with prosecuting the action. The foregoing description is qualified in its entirety by reference to the Eichenbaum Complaint, which is filed as (a)(5)(C) to the Schedule TO and is incorporated herein by reference.

        On May 6, 2013, a putative stockholder class action complaint was filed in the Chancery Division of the Circuit Court of Cook County, Illinois, captioned Levin v. Barker et al., Case No. 2013-CH-11977 (which we refer to as the "Levin Complaint"). The Levin Complaint names as defendants Telular, certain officers and directors of the Telular Board (whom we refer to as the "Levin Complaint Individual Defendants"), Sponsors, Parent and Purchaser. The Levin Complaint asserts two causes of action: breach of fiduciary duty against the Levin Complaint Individual Defendants and aiding and abetting a breach of fiduciary duty against Telular, Sponsors, Parent and Purchaser. The Levin Complaint alleges that the Levin Complaint Individual Defendants breached their fiduciary duties by causing Telular to enter into the Merger Agreement, by agreeing to sell Telular at an inadequate price, by failing to maximize the value of Telular, and by agreeing to preclusive deal protection devices that unduly restrict the ability of other potential acquirers to bid successfully for Telular. The plaintiff in the Levin Complaint seeks an injunction prohibiting consummation of the proposed transaction, rescission and rescissory damages (to the extent the proposed transaction has already been consummated), an accounting by the Levin Complaint Individual Defendants to the class for all damages suffered as a result of the alleged wrongdoing, and fees and costs associated with prosecuting the action. The foregoing description is qualified in its entirety by reference to the Levin Complaint, which is filed as Exhibit (a)(5)(D) to the Schedule TO and is incorporated herein by reference.

        On May 7, 2013, a putative stockholder class action complaint was filed in the Chancery Division of the Circuit Court of Cook County, Illinois, captioned Posell v. Telular Corporation, et al., Case No. 2013-CH-12083 (which we refer to as the "Posell Complaint"). The Posell Complaint names as defendants Telular, certain officers and directors of the Board (whom we refer to as the "Posell Complaint Individual Defendants"), Avista Capital Holdings, L.P., Parent and Purchaser. The Posell Complaint asserts three causes of action: breach of fiduciary duty against the Posell Complaint Individual Defendants, aiding and abetting breach of fiduciary duty against Telular, and aiding and abetting breach of fiduciary duty against Avista Capital Holdings, L.P., Parent, and Purchaser. The Posell Complaint alleges that the Posell Complaint Individual Defendants breached their fiduciary duties by causing Telular to enter into the Merger Agreement, by agreeing to sell Telular at an inadequate price, by failing to maximize the value of Telular, and by agreeing to preclusive deal protection devices that unduly restrict the ability of other potential acquirers to bid successfully for Telular. The plaintiff in the Posell Complaint seeks an injunction prohibiting consummation of the proposed transaction, rescission of the Merger Agreement, imposition of a constructive trust, and fees and costs associated with prosecuting the action. The foregoing description is qualified in its entirety by reference to the Posell Complaint, which is filed as Exhibit (a)(5)(E) to the Schedule TO and is incorporated herein by reference.

  State Takeover Statutes.

        A number of states (including Delaware, where Telular is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        Section 203 of the DGCL (which we refer to as "Section 203") restricts an "interested stockholder" (including a person who has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder.

        Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and Telular, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—"Certain Conditions of the Offer."

  United States Antitrust Compliance.

        Parent expects to file a notification and report form with the Federal Trade Commission (which we refer to as the "FTC") and the Antitrust Division of the U.S. Department of Justice (which we refer to as the "Antitrust Division") relating to its proposed acquisition of Telular on or about May 13, 2013. We understand that Telular expects to submit a Premerger Notification and Report Form with the FTC and the Antitrust Division at the same time that Parent files such notification.

        Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares pursuant to the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Parent of its Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the 10th day after the date of substantial compliance by Parent. Complying with a request for additional information or documentary material may take a significant amount of time.

        At any time before or after Parent's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking the divestiture of Shares acquired by Parent or the divestiture of substantial assets of Telular or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, the result thereof.

  Federal Communications Commission Approval.

        Under the Communications Act of 1934, as amended, and the rules and regulations of the FCC, no license granted by the FCC may be transferred or assigned except upon application to the FCC and upon a finding by the FCC that the public interest, convenience and necessity will be served thereby. Telular (through its wholly-owned subsidiary SkyBitz) holds an FCC license that requires FCC consent prior to the transfer of control of Telular. The FCC's approval of the transfer of control is a condition to the consummation of the Offer. Parent has determined that there is sufficient ground for the FCC to grant the requested approval. As of May 3, 2013, Parent and Telular have jointly filed an application with the FCC seeking approval for transfer of control of this license. On May 8, 2013, the FCC issued a public notice of the filing of the application and interested parties may now object to or comment on the proposed transaction. After considering the application and any filed comments, the FCC will approve, deny or subject the application to further review.

17.  Fees and Expenses.

        We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the United States federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

18.  Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning Telular."

SCHEDULE I

INFORMATION RELATING TO PARENT, PURCHASER AND CERTAIN RELATED PARTIES

        Parent.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Parent. Unless otherwise indicated, the current business address of each person is c/o Avista Capital Holdings, L.P., 65 East 55th Street, 18th Floor, New York, New York 10022 and the telephone number is (212) 593-6900.

Name and Address	Citizenship	Present Principal Occupation or Employment; Name, Material Positions Held During the past Five Years
Brendan Scollans, Director and President	United States	Partner of Avista Capital Holdings, L.P
Robert Girardi, Director and Vice President	United States	Vice President of Avista Capital Holdings, L.P. Before joining Avista in 2010, Mr. Girardi was a Senior Associate at Quadrangle Group.
Ben Silbert, Secretary	United States	Chief Administrative Officer & General Counsel of Avista Capital Holdings, L.P.

        Purchaser.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Purchaser. Unless otherwise indicated, the current business address of each person is c/o Avista Capital Holdings, L.P., 65 East 55th Street, 18th Floor, New York, New York 10022 and the telephone number is (212) 593-6900.

Name and Address	Citizenship	Present Principal Occupation or Employment; Name, Material Positions Held During the past Five Years
Brendan Scollans, Director and President	United States	See response for Parent
Robert Girardi, Director and Vice President	United States	See response for Parent
Ben Silbert, Secretary	United States	See response for Parent

  The Sponsors.

        Avista Capital Partners III, L.P. is a Delaware limited partnership engaged in the business of making private equity and other types of investments.

        Avista Capital Partners (Offshore) III, L.P. is a Bermuda exempted limited partnership engaged in the business of making private equity and other types of investments.

        Avista Capital Partners III GP, L.P. is the general partner of Avista Capital Partners III, L.P. and Avista Capital Partners (Offshore) III, L.P. Avista Capital Partners III GP, L.P. is a Delaware limited partnership, the principal business of which is acting as general partner of Avista Capital Partners III, L.P., Avista Capital Partners (Offshore) III, L.P. and certain other affiliated private equity funds.

        Avista Capital Managing Member, LLC is the general partner of Avista Capital Partners III GP, L.P. Avista Capital Managing Member, LLC is a Delaware limited liability company, the principal business of which is acting as general partner of Avista Capital Partners III GP, L.P. and as the general partner or manager certain other affiliated entities.

        The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer and manager of Avista Capital Managing Member, LLC. Unless otherwise indicated, the current business address of each person is c/o Avista Capital Holdings, L.P., 65 East 55th Street, 18th Floor, New York, New York 10022 and the telephone number is (212) 593-6900.

Name and Address	Citizenship	Present Principal Occupation or Employment; Name, Material Positions Held During the past Five Years
Thompson Dean, Co-Chief Executive Officer and Manager	United States	Co-Managing Partner and Co-Chief Executive Officer of Avista Capital Holdings, L.P
Steven A. Webster, Co-Chief Executive Officer and Manager	United States	Co-Managing Partner and Co-Chief Executive Officer of Avista Capital Holdings, L.P
David F. Burgstahler, President and Manager	United States	Partner and President of Avista Capital Holdings, L.P.
OhSang Kwon, Partner and Manager	United States	Partner of Avista Capital Holdings, L.P.
Robert L. Cabes, Jr., Partner and Manager	United States	Partner of Avista Capital Holdings, L.P.
David A. Durkin, Partner and Manager	United States	Partner of Avista Capital Holdings, L.P.
Ben Silbert, Secretary, General Counsel, Chief Administrative Officer and Chief Compliance Officer	United States	See response for Parent
John Cafasso, Chief Financial Officer	United States

Chief Financial Officer of Avista Capital Holdings, L.P. Since May 2011 and until his promotion to CFO in June 2012, Mr. Cafasso was a Controller at Avista. Prior to joining Avista, he was a Director at Credit Suisse in the Asset Management Division.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Telular or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Registered or Certified Mail: Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, NY 10004 Attention: Corporate Actions Department	By Facsimile Transmission: (For Eligible Institutions Only) (212) 616-7610 Confirm Facsimile by Telephone: (917) 262-2378 (For Confirmation Only)	By Overnight Courier: Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, NY 10004 Attention: Corporate Actions Department

Other Information:

        Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902

Banks and Brokerage Firms Call Collect: (203) 658-9400
All Others Call Toll Free: (800) 607-0088
E-mail: tender.info@morrowco.com